                                                                   Exhibit 10.22







                             YORKSHIRE LINK LIMITED                (1)
                                  (as Borrower)

                                     - AND -

                      MACQUARIE INFRASTRUCTURE (UK) LIMITED        (2)
                                       AND
                               BALFOUR BEATTY PLC
                                  (as Lenders)

                              AMENDED AND RESTATED
                     COMMERCIAL SUBORDINATED LOAN AGREEMENT
                   IN RELATION TO A (POUND)10,000,000 FACILITY

                                    CONTENTS

CLAUSE                                                 PAGE NO
1.       DEFINITIONS AND INTERPRETATION                   1
2.       THE FACILITY                                    11
3.       INTEREST                                        11
4.       ALTERNATIVE INTEREST RATES                      13
5.       REPAYMENT                                       14
6.       [UNUSED]                                        15
7.       ILLEGALITY                                      15
8.       PREPAYMENT                                      15
9.       TAXES                                           15
10.      INCREASED COSTS                                 19
11.      FINANCIAL INFORMATION                           21
12.      PROJECT BUDGETS                                 22
13.      PROJECT FORECASTS                               23
14.      PROJECT ACCOUNTS AND CASHFLOWS                  23
15.      POSITIVE COVENANTS                              23
16.      NEGATIVE COVENANTS                              27
17.      EVENTS OF DEFAULT                               31
18.      DEFAULT INTEREST, INDEMNITY AND RELEASE         37
19.      ACCOUNTS, ETC                                   38
20.      PAYMENTS                                        39
21.      REDISTRIBUTION OF PAYMENTS AND SET-OFF          39
22.      OTHER COMPENSATIONS                             40
23.      COSTS AND EXPENSES                              40
24.      BENEFIT OF AGREEMENT                            41
25.      PARTIAL INVALIDITY, WAIVER AND AMENDMENTS       43
26.      NOTICES                                         43
27.      LAW                                             44
28.      JURISDICTION                                    44

THIS AGREEMENT is made the 26th day of March 1996 and amended and restated on 20 October 1997 and further amended and restated on 4 September 2001.

BETWEEN:

(1) YORKSHIRE LINK LIMITED, a company registered in England with registered number 02999303 (the "Borrower"); and

(2) MACQUARIE INFRASTRUCTURE (UK) LIMITED and BALFOUR BEATTY PLC as Lenders (as defined below).

WHEREAS:

(A) The Secretary of State for Transport (the "Secretary of State") has agreed to grant to the Borrower, the concession to design, build, finance, operate and maintain the M1-Al link road (Lofthouse to Bramham) and various related on and off site facilities (the "Concession") and the Borrower has agreed to undertake the same in accordance with the terms of the DBFO Contract (the "Project").

(B) The Original Parties entered into this Agreement on the Execution Date to record the terms and conditions upon and subject to which 3i agreed to make available to the Borrower subordinated loan and guarantee facilities in a total amount of up to (pound)10,000,000 to assist the Borrower to finance the Project.

(C) The Lenders accepted a transfer from 3i of all of 3i's rights under this Agreement.

(D) Pursuant to the Amendment and Restatement Agreement (as defined below) it was agreed between the parties that certain amendments would be made to this Agreement.

(E) This Agreement is subject to the terms of the Intercreditor Agreement (as defined below).

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

      In this Agreement the following words and expressions have the meanings set opposite them:

      "3i" means 3i Group plc;

      "ADDITIONAL COSTS RATE" in relation to the Advance or any Unpaid Sum, means the rate determined in accordance with the Fifth Schedule;

      "ADVANCE" means the principal amount of the advances (as from time to time reduced by repayment) made hereunder prior to the Amendment Date; and, in respect of each

      Lender, shall mean such proportion of that principal amount as is advanced by that Lender, or as is allocated to that Lender upon a transfer;

      "AFFILIATE" means with respect to any person, any person that controls, is controlled by or is under common control with such person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise;

      "AMENDMENT DATE" shall have the meaning given to it in the Amendment and Restatement Agreement;

      "APPLICABLE MARGIN" means 4% per annum;

      "AUTHORISED SIGNATORY" in relation to any person and any communication to be made, or any document to be executed or certified, by it, means at any time, any person:

      (a) who is duly authorised at such time, by or pursuant to board resolutions of the Borrower or in such other manner as may be reasonably acceptable to the Lenders, to make such communication, or to execute or certify such document on its behalf; and

      (b) in respect of whom the Lenders have received a certificate signed by a director of it, or by another of its Authorised Signatories, setting out the name and, where such person is authorised to execute or certify documents, signature of such person and confirming such person's authority to act as aforesaid;

      "BASE CASE" means the base case financial model produced by the Borrower and approved by the Lenders as at the Amendment Date;

      "CONSTRUCTION CONTRACT" means the construction contract of even date herewith made between the Borrower and the Contractor for the design and construction of the Project;

      "CONTRACTOR" means the unincorporated joint venture comprising each of Skansa Cementation UK Limited (formerly, Kvaerner Construction Limited) and Balfour Beatty Civil Engineering Limited;

      "CONTRACTOR DESIGNATING DEED" means the form of designating deed scheduled to the Intercreditor Agreement;

      "DBFO COMPENSATION" means any payments made by the Secretary of State under clauses 40.3 and/or 40.4 and/or 40.6 of the DBFO Contract;

      "DBFO CONTRACT" means the contract dated 26 March 1996 made between the Borrower and the Secretary of State for Transport, whereby the Secretary of State for Transport granted the Concession to the Borrower;

      "DBFO PAYMENTS" means those payments to be made by the Secretary of State to the Borrower pursuant to the DBFO Contract;

      "DEBENTURE" means the fixed and floating charge debenture dated 26 March 1996 granted by the Borrower to the Security Trustee more particularly referred to in paragraph 1 of the Fourth Schedule;

      "DEFERRED INTEREST" has the meaning given to it in clause 3.5 (Deferral of Payments);

      "DIRECT AGREEMENT" means the agreement dated 26 March 1996 made between the Intercreditor Agent, the Secretary of State and the Borrower;

      "EIB" means European Investment Bank;

      "EIB FACILITY" means the loan facility to be provided by EIB pursuant to the EIB Facility Agreement;

      "EIB FACILITY AGREEMENT" means the agreement dated 26 March 1996 made between EIB and the Borrower relating to a loan of (pound)90,000,000 to be made by EIB to the Borrower (subject to the terms and conditions thereof);

      "EIF" means the European Investment Fund;

      "EIF SENIOR GUARANTEE" means the guarantee to be provided by EIF in respect of part of the EIB Facility;

      "EIF SENIOR GUARANTEE FACILITY AGREEMENT" means the agreement dated 26 March 1996 made between the Borrower and EIF under which EIF issues the ELF Senior Guarantee;

      "EVENT OF DEFAULT" means any of those events mentioned in clause 17 (Events of Default);

      "EXECUTION DATE" means 26 March 1996;

      "FACILITIES" means the Loan Facility;

      "FINAL REPAYMENT DATE" means the last scheduled Repayment Date referred to in clause 5 (Repayment);

      "FINANCE DOCUMENTS" means each of this Agreement, each Security Document and the Intercreditor Agreement and "Finance Document" shall mean any one of them;

      "FINANCE PARTIES" means the Lenders and the Security Trustee;

      "FINANCIAL MODEL" means a computer programme produced by the Borrower in the spreadsheet format agreed between the Borrower and the Lenders designed for use in calculating, projecting and estimating the past and future revenue and expenditure of the

      Borrower in respect of the Project by application of given values to certain specified assumptions;

      "FIRST REPAYMENT DATE" means 31 March 2005;

      "INSURANCE ADVISER" means Willis Corroon or such other person as the Lenders and the Borrower shall from time to time approve as such;

      "INSURANCES" means each of the contracts for insurance contemplated in clause 15.11 entered into by or on behalf of the Borrower and any other contracts or policies of insurance taken out by the Borrower from time to time relating to the Project and/or the Site;

      "INTERCREDITOR AGENT" shall have the meaning given to it in the Intercreditor Agreement;

      "INTERCREDITOR AGREEMENT" means the agreement dated 26 March 1996 as amended and restated on 20 October 1997 made between, inter alia, the Borrower, the Lenders, the Senior Agent, the Banks, EIB and EIF;

      "INTEREST PAYMENT DATE" means the last day of each Interest Period (or, if any such date is not a business day, the next following business day unless that day falls in the calendar month succeeding that in which it would otherwise have ended in which case it shall end on the preceding business day);

      "INTEREST PERIOD" means, in relation to any Advance or Unpaid Sum, each of those periods referred to in clause 3.1 (Interest Periods) or, as the case may be, clause 18 (Default Interest, Indemnity and Release);

      "JUNIOR SUBORDINATED LENDERS" means the Promoters and any other person to whom the Borrower may from time to time incur financial indebtedness under clause 16.12(vi) below or that may, from time to time, hold any shares in the Borrower;

      "JUNIOR SUBORDINATED LOAN AGREEMENT" means the (pound)12,000,000 loan stock instrument of even date herewith issued by the Borrower and subscribed for by the Promoters;

      "JUNIOR SUBORDINATED LOANS" means loans or other credit arrangements made or to be made available to the Borrower under or in respect of the Junior Subordinated Loan Agreement;

      "LENDER" means, at any time, any of the lenders named as a party hereto and each transferee successor or assignee which has rights hereunder at such time;

      "LENDING OFFICE" means, in relation to a Lender, the office located at the address identified with its signature below or, as the case may be, in a Transfer Certificate to which it is a party as transferee, or such other office in the United Kingdom as the relevant Lender may from time to time select;

      "LIBOR" means in relation to any amount owed by the Borrower hereunder on which interest for a given period is to accrue:

      (a) the rate per annum determined by the Lenders to be equal to the arithmetic mean (rounded upwards to four decimal places) of the offered quotations which appear on page "LIBOR01" of the Reuter Monitor Money Rates Service for the display of London Interbank Offered Rates for such amount and for such period at or about 11.00 am (London time) on the Quotation Date for such period (or, if such page or such service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying London Interbank Offered Rate for sterling as the Lenders shall agree); and

      (b) if less than two quotations for sterling and the relevant period are displayed and the Lenders have not selected any alternative service as contemplated in (a) above, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Lenders) at which the Reference Banks were offering to prime banks in the London Interbank Market deposits in sterling for such period at or about
            11.00 am (London time) on the Quotation Date for such period;

      "LOAN" means the principal amount of the Advance for the time being outstanding hereunder;

      "LOAN FACILITY" means the subordinated loan facility referred to in clause 2 (the Facility), as the same may be reduced or cancelled from time to time in accordance with the provisions of this Agreement;

      "MATERIAL ADVERSE EFFECT" means the happening of any event which is reasonably likely to have a material adverse effect on the Borrower's ability to perform or comply with its obligations under any of the Relevant Documents;

      "NORMAL INTEREST RATE" has the meaning given to in it clause 3.3 (Calculation of Interest);

      "ORIGINAL PARTIES" means 3i and the Borrower;

      "OUTSTANDINGS" means, on any day, subject as herein provided, the aggregate on such day of the amount equal to all outstanding Advances;

      "POTENTIAL EVENT OF DEFAULT" means any event which would, or is reasonably likely to become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof), an Event of Default;

      "PROJECT ACCOUNTS" means the accounts referred to in Part 5 of the Intercreditor Agreement;

      "PROJECT BUDGET" means each budget prepared by the Borrower and delivered to the Lenders pursuant to clause 12 (Project Budgets) as the same is agreed pursuant to clause 12.3 (Agreement of Project Budget);

      "PROJECT DOCUMENTS" means the documents listed in the Third Schedule and any document hereafter entered into by the Borrower in connection with the carrying out of its rights and obligations under the DBFO Contract in relation to the Project designated as a Project Document by the Lenders and the Borrower (any such designation by the Borrower not to be unreasonably withheld or delayed), and "PROJECT Document" shall mean any one of such documents;

      "PROJECT FORECAST" means a forecast from time to time prepared by the Borrower in accordance with clause 19 of the Intercreditor Agreement utilising the Financial Model and delivered to the Intercreditor Agent in accordance with such clause 19;

      "PROMOTERS" means each of Macquarie Infrastructure (U.K.) Limited and Balfour Beatty plc;

      "QUOTATION DATE" means, in relation to any Interest Period, except as otherwise agreed, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in sterling for delivery on the first day of that Interest Period or, if there are two or more such days, whichever is the latest;

      "RELEVANT DOCUMENTS" means the Total Funding Documents and the Project Documents and "RELEVANT DOCUMENT" shall mean any one of such documents;

      "RELEVANT TAX" has the meaning given to it in clause 9.5 (Relevant Tax);

      "REPAYMENT DATE" means the First Repayment Date and each of the twenty-three dates falling at successive 6 monthly intervals thereafter;

      "SECURITY DOCUMENTS" means the documents listed in the Fourth Schedule and shall include any substituted or additional security entered into in favour of the Security Trustee or the Lenders to secure all or part of the same liabilities and "SECURITY DOCUMENT" shall mean any one of such documents;

      "SECURITY TRUST DEED" means the security trust deed dated 26 March 1996 as amended and restated on 20 October 1997 more particularly referred to in paragraph 3 of the Fourth Schedule;

      "SECURITY TRUSTEE" means ABN Amro Bank N.V.;

      "SENIOR AGENT" means ABN Amro Bank N.V. in its capacity as agent for the Banks under the Senior Facilities Agreement and any successor Senior Agent;

      "SENIOR FACILITIES AGREEMENT" means the agreement dated 26 March 1996 as amended and restated on 20 October 1997 governing the provision of the Senior Facilities made between the Borrower (1), the banks named therein as arrangers (2), Lloyds Bank Plc as issuing bank (3), the banks named therein as Banks (4) and the Senior Agent (5);

      "SENIOR FACILITIES" means the facilities made or to be made available under the Senior Facilities Agreement;

      "SENIOR FINANCE DOCUMENTS" means the Senior Facilities Agreement, the EIB Facility Agreement, the EIF Senior Guarantee, the EIF Senior Guarantee Facility Agreement, the Intercreditor Agreement and each Security Document;

      "SHAREHOLDERS AGREEMENT" means the shareholders agreement dated 26 March 1996 and made between the Borrower, YLHL, Deutsche Bank AG (London Branch), Kvaerner plc, Kvaerner Corporate Development Ltd and BICC plc;

      "SHARE PLEDGE" means the mortgage of even date herewith given by YLHL in favour of the Security Trustee;

      "SUBORDINATED LOANS" means this Loan and the Junior Subordinated Loans;

      "SUPPLEMENTAL INTEREST" means the redemption premium payable on each date on which any part of the Advance is repaid or prepaid hereunder in an amount equal to 65% of the principal amount of the Advance so repaid or prepaid;

      "TAX RESERVE ACCOUNT" means the account of that name to be opened and maintained pursuant to clause 10 of the Intercreditor Agreement;

      "TECHNICAL ADVISER" means Owen Williams Limited or such other person as the Agent shall from time to time select with the prior approval of the Lenders;

      "TECHNICAL SERVICES AGREEMENT" means the agreement referred to in paragraph 3 of the Third Schedule;

      "TOTAL FUNDING DOCUMENTS" means the Senior Facilities Agreement, EIB Facility Agreement, the EIF Senior Guarantee Facility Agreement, the EIF Senior Guarantee, this Agreement, the Junior Subordinated Loan Agreement, the Security Documents and the Intercreditor Agreement;

      "TRAFFIC ADVISER" means Maunsell Ltd, or such other person as the Lenders and the Borrower shall from time to time approve as such;

      "TRANSFER CERTIFICATE" means a transfer certificate in the form set out in the Seventh Schedule signed by the relevant Transferors and transferee;

      "UNPAID SUM" means the balance from time to time outstanding of any sum due and payable by the Borrower hereunder which is not paid on the due date in accordance with the provisions hereof;

      "UPSTREAM LOAN AGREEMENT" shall have the meaning given to it in the Amendment and Restatement Agreement;

      "YLHL" means Yorkshire Link (Holdings) Limited.

1.2 In this Agreement, the following terms shall bear the meanings ascribed thereto in the DBFO Contract:

            "ADDITIONAL WORKS"; "ADJACENT AREAS"; "ALTERNATIVE PROPOSAL"; "COMPENSATION EVENT"; "COMPLETION CERTIFICATE"; "CONFIDENTIAL INFORMATION"; "DELAY EVENT"; "DEPARTMENT'S CHANGE IN SPECIFICATION"; "DEPARTMENT'S WORKS CHANGE"; "DESIGN DATA"; "ELIGIBLE CHANGE"; "GOOD INDUSTRY PRACTICE"; "IMPROVEMENT"; "LATENT DEFECTS"; "LEASE"; "NEW ROAD"; "PENALTY POINTS"; "PROJECT ROAD"; "RETENTION ACCOUNT"; "SAFETY IMPROVEMENT"; "SECTION"; "SITE"; "SUBSEQUENT SCHEME"; "TERMINATION ACCOUNTS"; "TERMINATION DATE"; "TERMINATION EVENT"; "TRAFFIC DATA"; "WARNING NOTICE"; "WORKS"; AND "WORKS PROGRAMME".

1.3 In this Agreement, the following terms shall bear the meaning ascribed to them in the Construction Contract:

            "CERTIFICATE"; "DISPUTE RESOLUTION"; "PROCEDURE"; "EMPLOYER"; "EMPLOYER'S AGENT"; "FORCE MAJEURE"; "INDEPENDENT ENGINEER";

1.4 In this Agreement, the following terms shall bear the meanings ascribed to them in the Senior Facilities Agreement:

            "AMENDMENT AND RESTATEMENT AGREEMENT", "ANNUAL DEBT SERVICE COVER RATIO"; "BANKS"; "FINANCIER"; "FINANCIER DOCUMENTS"; "FORECAST ANNUAL DEBT SERVICE COVER RATIO"; "PERMITTED PAYMENTS", "REFERENCE BANKS" AND "RELEVANT GROUP COMPANY";

1.5 In this Agreement, the following terms shall bear the meanings ascribed to them in the intercreditor Agreement:

            "ASSUMPTIONS"; "AUTHORISED INVESTMENTS"; "BANK LOAN LIFE COVER RATIO"; "DISTRIBUTIONS"; "PAYMENT DATE"; "RPI"; "SENIOR FINANCIERS" AND "SUBORDINATED LLCR";

      and each of the "DISBURSEMENT ACCOUNT", "CONSTRUCTION RESERVE ACCOUNT", "OPERATING ACCOUNT", "DEBT SERVICE RESERVE ACCOUNT", "COMPENSATION ACCOUNT", "MAINTENANCE RESERVE ACCOUNT", "TAX RESERVE ACCOUNT", "ESCROW ACCOUNT" and "ANNUAL RECONCILIATION ACCOUNT" shall mean the respective accounts to be opened and maintained pursuant to clauses 10 to 18 inclusive of the intercreditor Agreement.

1.6   INTERPRETATION

      Any reference in this Agreement to:

      (a) a document being "IN THE AGREED FORM" shall be construed as a reference to such document having been initialed for the purposes hereof on behalf of the Lenders and the Borrower, together with any changes agreed by the Lenders;

      (b) a "BUSINESS DAY" shall be construed as a reference to a day on which banks are open for business of the kind contemplated in this Agreement in London;

      (c)   a "TIME OF DAY" is a reference to London time;

      (d) an "ENCUMBRANCE" shall be construed as a reference to a mortgage, charge, pledge, lien (other than a lien arising in the ordinary course of trading or by operation of law) or other encumbrance or security interest of any kind whatsoever securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect save to the extent that such arrangement arises in the ordinary course of business or by operation of law;

      (e) "FINANCIAL INDEBTEDNESS" shall be construed as a reference to any indebtedness in respect of loans, overdrafts, acceptances, indemnities (in respect of letters of credit, bonds, guarantees or documentary credits or similar), the extension of credit, finance leasing transactions, deferred purchase arrangements (other than trade credits in the ordinary course of business), commercial paper, bonds, debentures, notes, loan stock or any financial obligation arising out of any financial instrument similar in form or effect to any of the foregoing, and any guarantees and indemnities in respect of the foregoing;

      (f)   "FINANCIAL YEAR" means each twelve month period ending on 31 March;

      (g) "INDEBTEDNESS" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

      (h) a "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

      (i) "SUCCESSOR" in relation to a party means an assignee of or successor in title to such party or any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such party hereunder or to which under such laws the same has been transferred;

      (j) "TAX" shall be construed so as to include any present or future tax, levy, impost, assessment, withholding, deduction, duty or other charge of a similar nature (including without limitation any penalty payable in connection with any failure to pay or any delay in paying any of the same);

      (k) a "CLAUSE", a "RECITAL" or a "SCHEDULE" is, unless otherwise stated, a reference to a clause hereof or a recital or schedule hereto;

      (l) "GUARANTEED" or "GUARANTEE" shall include supported by way of letter of credit as well as supported by way of guarantee; and

      (m) the "LENDERS" shall mean all of the Lenders, and, for the avoidance of doubt, if a consent, approval, notice or determination is required to be given by the Lenders, then all Lenders shall be required to so consent, approve, give notice (although they may give the same notice) or determine.

1.7 In this Agreement "(POUND)" and "STERLING" denotes the lawful currency of the United Kingdom.

1.8 References in this Agreement to a LENDER, the JUNIOR SUBORDINATED LENDERS, EIB, EIF, YLHL, the BANKS, the INTERCREDITOR AGENT or the SECURITY TRUSTEE shall be construed so as to include their respective successors and permitted transferees and assigns.

1.9 Any reference in this Agreement to this Agreement, another agreement or any other document shall be construed as a reference to this Agreement or that other agreement or document as the same may have been, or may from time to time be, amended, varied, supplemented or novated.

1.10  Clause and schedule headings are for ease of reference only.

1.11 CONTRACTS (RIGHTS OF THIRD PARTIES) ACT: A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

1.12 CHANGE OF CURRENCY: If a change occurs, this Agreement will, to the extent the Lenders (acting reasonably and after consultation with the Borrower) specify to be necessary, be amended to comply with any generally accepted conventions and market practice in London and otherwise to reflect the change in currency.

1.13 Any reference to "continue" in the context of an Event of Default or Potential Event of Default shall be construed as follows:

      (a) so that where the underlying circumstances which caused that Event of Default or Potential Event of Default are incapable of remedy, that Event of Default or Potential Event of Default is continuing, unless and until it has been expressly waived and any conditions of such waiver have all been fulfilled to the satisfaction of the Lenders;

      (b) so that in any other case, that Event of Default or Potential Event of Default is continuing unless and until it has been expressly waived (and any conditions of such waiver have all been fulfilled) to the satisfaction of the Lenders or the underlying circumstances which caused that Event of Default or Potential Event of Default have been remedied so that the resulting position is not different from what it would have been if such Event of Default or Potential Event of Default had not occurred; and

      (c) so that, in the case of the late delivery of a document which is subsequently satisfactorily delivered, or the withdrawal or settlement of a claim the existence or pursuance of which constituted an Event of Default or Potential Event of Default, that Event of Default or Potential Event of Default is not continuing once the underlying circumstances no longer apply.

2.    THE FACILITY

      GRANT OF THE FACILITY: Pursuant to the terms of this Agreement prior to the Amendment Date, the person who was then the Lender granted to the Borrower, upon the terms and subject to the conditions hereof, the Loan Facility, in the aggregate principal amount of (pound)10,000,000.

2.1 NO RESPONSIBILITY: No Lender shall be obliged to concern itself with the application of amounts raised by the Borrower hereunder.

2.2 BORROWER'S OBLIGATIONS: For the avoidance of doubt, the obligations of the Borrower under this Agreement are in no way conditional upon the performance or observance of the terms of any of the Construction Contract, the DBFO Contract or any other Project Document or any provision thereof respectively by any party thereto and will not be affected or discharged by any matter affecting any of the Construction Contract, the DBFO Contract or any other Project Document including, without limitation, its performance, non-performance, frustration or invalidity or the destruction, non-completion or non-functioning of any of the goods and services to be supplied thereunder.

3.    INTEREST

3.1 INTEREST PERIODS: The period for which the Advance is outstanding shall be divided into successive periods each of which (other than the first, which shall start on the date on which the Advance is drawn) shall start on the last day of the preceding such period.

3.2 DURATION: The duration of each Interest Period relating to the Advance shall, save as otherwise provided herein, be such that such Interest Period begins on a Payment Date and ends on the day preceding the next Payment Date;

3.3 CALCULATION OF INTEREST: Subject to clause 4 (Alternative Interest Rates) and clause 18 (Default Interest, Indemnity and Release), the rate of interest applicable to the Advance during each Interest Period relating thereto (the "Normal Interest Rate") shall be the rate per annum which is the higher of:

      (a) LIBOR for that Interest Period on the Quotation Date therefor plus the Additional Costs Rate plus the Applicable Margin; and

      (b)   6%.

3.4 PAYMENT OF INTEREST: Subject to clause 3.5 (Deferral of Payments), on each Interest Payment Date, the Borrower shall pay to the Lenders accrued interest on each Advance to which such Interest Period relates.

3.5   DEFERRAL OF PAYMENTS:

      (a) Any interest which would otherwise have been payable on an Interest Payment Date, shall be deferred (such interest being referred to in this Agreement as "Deferred Interest") in the circumstances set out in this clause 3.5 (Deferral of Payments).

      (b) Interest accrued in the first two Interest Periods shall be deferred, subject to clause 3.5(c), until the third Interest Payment Date.

      (c) The Borrower is entitled to continue to defer payments of interest and to defer payments of principal and Supplemental Interest on the third and any subsequent Interest Payment Date if (but only to the extent that) the Borrower is not entitled to make such payment of interest or principal or Supplemental Interest on that date by reason of the operation of clause 12.6 of the Intercreditor Agreement.

      (d) The deferral of interest, principal or Supplemental Interest under this clause 3.5 shall be treated as an agreed variation of the original due dates and shall not constitute a breach of this Agreement or an Event of Default.

3.6 PAYMENT OF DEFERRED INTEREST: Deferred Interest shall be paid by the Borrower to the Lenders on the earlier of:

      (a) the first Interest Payment Date on which the Borrower's entitlement to defer payment of interest under clause 3.5 has ceased to the extent that the Borrower then has cash available to pay such Deferred Interest in accordance with the cascade set out in clause
            12.3 of the Intercreditor Agreement;

      (b) the declaration of an Event of Default by the Lenders under clause 17 (Events of Default) at any time after such declaration is permitted by the terms of the Intercreditor Agreement;

      (c)   the Final Repayment Date;

      (d)   prepayment in full of the Facilities; or

      (e)   the date of termination or expiry of the DBFO Contract.

3.7   INTEREST ACCRUING ON DEFERRED INTEREST:

      (a) Deferred Interest accrued in any Interest Period shall itself bear interest during any subsequent Interest Period whilst it remains unpaid at the Normal Interest Rate applicable during such period.

      (b) At the end of each Interest Period, interest which has accrued on the Deferred interest which is not paid on that date shall be added to and treated as forming part of the Deferred Interest and interest shall accrue thereon in accordance with clause 3.7(a).

4.    ALTERNATIVE INTEREST RATES

4.1   MARKET DISRUPTION if:

      (a) LIBOR cannot be determined as contemplated in paragraph (a) of the definition in clause 1.1 (Definitions) and the Lenders determine that at or about 11.00 am (London time) on the Quotation Date for an Interest Period none or only one of the Reference Banks was offering to prime banks in the London Interbank Market sterling deposits in the amount and for the period required for the purposes of clause
            3.3 (Calculation of Interest); or

      (b) before the close of business in London on the first day of an Interest Period the Lenders determine that the arithmetic mean referred to in the definition of LIBOR in clause 1.1 (Definitions) does not accurately reflect the cost to it of obtaining such deposits, then, notwithstanding the provisions of clause 3 (Interest) (and until any substitute basis for determining rates of interest has been agreed in accordance with the terms of clause 4.2 (Substitute basis) in respect of the event which caused this clause 4 to apply in respect of a particular Interest Period or, as the case may be, the Advance):

            (i) (if clause 4.1(a) applies) the duration of the relevant Interest Period shall be one month or such lesser duration as shall cause it to end on the next Repayment Date; and

            (ii) (if clause 4.1(a) or (b) applies) during such Interest Period the rate of interest applicable to the Advance shall be the rate per annum which is the sum of the Applicable Margin, the Additional Costs Rate in respect thereof at such time and the percentage rate per annum of the cost to the Lenders of funding the Advance from the London Interbank Market (or, if more practicable, from whatever other sources and in whatever manner it may reasonably select) during such Interest Period.

4.2 SUBSTITUTE BASIS OR REPAYMENT: If either of those events mentioned at clauses 4.1(a) and (b) (Market Disruption) occurs:

      (a)   the Lenders shall promptly notify the Borrower of such event;

      (b) within five days of such notification the Lenders and the Borrower shall enter into negotiations in good faith with a view to agreeing a substitute basis:

            (i) for determining the rates of interest from time to time applicable to the Advance; and/or

            (ii) upon which the Advance may be maintained (whether in sterling or some other currency) thereafter and any agreement resulting from any such negotiations shall take effect in accordance with its terms.

5.    REPAYMENT

      REPAYMENT: The Borrower shall repay the Advance by instalments on each Repayment Date in the amount set out opposite such Repayment Date below (or such lesser amount which comprises the Advance as at that date):

REPAYMENT DATES                    AMOUNT
                                  (pound)
First                             200,000
Second                            200,000
Third                             200,000
Fourth                            200,000
Fifth                             300,000
Sixth                             300,000
Seventh                           300,000
Eighth                            300,000
Ninth                             300,000
Tenth                             300,000
Eleventh                          300,000
Twelfth                           300,000
Thirteenth                        300,000
Fourteenth                        300,000
Fifteenth                         600,000
Sixteenth                         600,000
Seventeenth                       600,000
Eighteenth                        600,000
Nineteenth                        600,000
Twentieth                         600,000
Twenty-First                      600,000
Twenty-Second                     600,000
Twenty-Third                      700,000
Twenty-Fourth                     700,000
                               ----------
Total                          10,000,000
                               ==========

      Provided that if on any Repayment Date the Borrower would be entitled to defer the payment of principal by reason of the provisions of clause 3.5(c) (Deferral of Payments), then the Borrower shall defer the repayment of principal under this clause 5 until the earlier of:

      (a) the first Repayment Date thereafter on which the Borrower's entitlement to defer principal under clause 3.5(c) has ceased to the extent that the Borrower then has cash available to pay such deferred principal in accordance with the cascade set out in clause
            12.3 of the Intercreditor Agreement;

      (b) the declaration of an Event of Default by the Lenders under clause 17 (Events of Default) at any time after such declaration is permitted by the terms of the Intercreditor Agreement;

      (c)   the Final Repayment Date;

      (d)   prepayment in full of the Facilities; and

      (e)   the date of termination or expiry of the DBFO Contract.

      For the avoidance of doubt, deferred principal shall continue to accrue interest in accordance with clause 3.4 (Payment of Interest).

6.    [UNUSED]

7.    ILLEGALITY

7.1 FUNDING OF ADVANCE: If as a consequence of the adoption of, or any change in the Interpretation or administration of, any applicable law or regulation after the date hereof it becomes unlawful, or contrary to any regulation, for a Lender to make, fund or allow to remain outstanding any part of the Advance made or to be made hereunder, then if such Lender so requires, the Borrower shall within the period necessary to comply with the law, repay the relevant Lender's share of the Loan together with accrued interest thereon.

8.    PREPAYMENT

8.1 VOLUNTARY PREPAYMENT: The Borrower may, if it has given to the Lenders not less than ten business days' prior notice to that effect repay the whole or any part of the Advance (being an amount or integral multiple of (pound)1,000,000) (but so that if any repayment is made otherwise than on the last day of an Interest Period for the Advance, the Borrower shall pay broken Interest Period costs in accordance with clause 18.4 (Broken Periods) on the date of such prepayment).

8.2 NO REBORROWING: The Borrower shall not repay all or any part of the Loan except at the times and in the manner expressly provided herein and shall not, be entitled to reborrow any amount repaid or prepaid by it hereunder.

9.    TAXES

9.1 TAX GROSS-UP: Subject to clause 9.6, all payments to be made by the Borrower hereunder shall be made free and clear of and without deduction or withholding for or on account of tax unless required by law. If the Borrower is required on account of any Relevant Tax to make any deduction or withholding from any sum payable by it to a Lender hereunder or if a Lender is required to pay any Relevant Tax (other than tax on its overall net income) imposed, levied, collected or assessed directly on it in respect of any payment receivable by it under this Agreement:

            (i) the Borrower shall notify the relevant Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it or, as the case may be, the relevant Lender will forthwith notify the Borrower of its liability to such Relevant Tax as soon as it becomes aware of such liability;

            (ii) the Borrower or the relevant Lender (as the case may be) shall pay any such Relevant Tax to the relevant authority in full within the time allowed for such payment under applicable law and, without prejudice to the foregoing, before the date on which penalties attach thereto; and

            (iii) the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the relevant Lender receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.

9.2 DELIVERY OF RECEIPT: The Borrower shall after it has made any payment of tax referred to in clause 9.1 (ii) (Tax gross-up) to the applicable authority use all reasonable endeavours to deliver to the relevant Lender an original receipt (or a certified copy thereof) issued by such authority evidencing such payment as soon as possible.

9.3 INDEMNITY: Without prejudice to the provisions of clause 9.1 (Tax gross-up) but subject to clause 9.7, if as a consequence of the adoption of, or any change, or change in the judicial interpretation or administration in accordance with published practice of, any applicable law, regulation or provision after the date hereof, a Lender is required by any law or regulation to make any payment, whether on account of tax (other than tax or an increase in the rate of tax on its overall net income) or otherwise, on or in relation to any sum received or receivable by the relevant Lender hereunder, or any liability in respect of any such payment is asserted, imposed, levied or assessed against a Lender, then the Borrower shall upon demand, pay to the relevant Lender for its own account an amount sufficient to indemnify that Lender against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith provided that the Borrower shall not be required to pay any increased amount to compensate the relevant Lender for any penalty incurred by the relevant Lender by reason of the relevant Lender failing to make timely payment of tax to the relevant authorities in circumstances where the relevant Lender had itself received an amount equal to such tax from the Borrower prior to the due date for payment thereof to such authorities. If a Lender makes any payment of tax referred to in clause 9.1(ii) (Tax gross-up) or this clause 9.3 (Indemnity) it shall promptly on receipt thereof use all reasonable endeavours to deliver to the Borrower an original receipt (or a certified copy thereof) issued by the relevant authority evidencing such payment as soon as is possible.

9.4 NOTIFICATION: If a Lender intends to make a claim pursuant to clause 9.3 (Indemnity), it shall notify the Borrower of the event by reason of which it is entitled to do so and provide it with supporting evidence where practicable.

9.5 RELEVANT TAX: For the purposes of this clause 9 (Taxes) "Relevant Tax" in relation to any payment which falls to be made hereunder means any present or future taxes of any nature now or hereafter imposed by the laws of the United Kingdom.

9.6 EXCEPTION TO GROSS-UP: If on the date that a payment becomes due hereunder to or for the account of a recipient:

      (i) the relevant Lender is a Treaty Lender (as defined in clause 9.13) and the Treaty Lender did not comply with Clause 9.12 below; or

      (ii) the relevant Lender is not a Qualifying Lender or, at any time on or after the date hereof but prior to such payment becoming due, the relevant Lender is not or ceases to be a Qualifying Lender;

      and, as a result, the Borrower is required to make the aforementioned payment subject to a deduction or withholding on account of tax, the Borrower shall not be under an obligation to pay an additional amount to or for the account of the relevant Lender under clause 9.1 except as provided in clause 9.8.

9.7   EXCEPTION TO TAX INDEMNITY: If:

      (i) on the date on which a payment on account of tax is made or a tax liability arises, a Lender is not a Qualifying Lender or, at any time on or after the date hereof but prior to that date, the relevant Lender was not or ceased to be a Qualifying Lender; and

      (ii) such payment or liability would have been reduced if the relevant Lender had been a Qualifying Lender at the relevant time,

      any liability of the Borrower to indemnify the relevant Lender pursuant to clause 9.3 shall be correspondingly reduced except as provided in clause 9.8.

9.8 CONDITIONS TO EXCEPTIONS: Clauses 9.6 and 9.7 shall not relieve the Borrower from making payments or increased payments under clauses 9.1 or
      9.3 if:

      (i) there shall have been any Tax Change and as a result thereof the relevant Lender ceases to be a Qualifying Lender; or

      (ii) the Borrower would be obliged to make a payment or increased payment under clause 9.1 or 9.3 irrespective of whether the relevant Lender is at any time on or after the date hereof a Qualifying Lender.

9.9 TAX WARRANTY: To the extent that it is not at any time on or after the date hereof a Qualifying Lender within paragraph (a), (b) or (c) of the definition of "Qualifying

      Lender" in clause 9.13 below, each Lender warrants that it is, and will continue to be, a Qualifying Lender within paragraph (d) of that definition. Each Lender agrees to indemnify the Borrower, on demand and on an after-tax basis, against any tax, losses or other liabilities, together with any interest, penalties and expenses payable in connection therewith, which the Borrower incurs as a result of a breach of the warranty given by the relevant Lender in this clause 9.9.

9.10 QUALIFYING LENDER: Any Lender which ceases, for whatever reason, to be a Qualifying Lender shall promptly notify the Borrower of that change in its status.

9.11 TREATY LENDER: A Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall each co-operate in completing any procedural formalities they are able to complete which are necessary for the Borrower to obtain authorisation to make that payment without a deduction or withholding on account of tax.

9.12 TAX CREDIT: If the Borrower pays any additional amount under clause 9.1(iii) or 9.3 (a "TAX PAYMENT") and the relevant Lender effectively obtains a refund of tax, or credit against tax on its overall net income by reason of that Tax Payment ("TAX CREDIT"), and the relevant Lender is able to identify the Tax Credit as being attributable in whole or in part to the Tax Payment, then the relevant Lender shall reimburse to the Borrower such amount as it shall determine to be the proportion of the Tax Credit as will leave the relevant Lender, after that reimbursement, in no better or worse position than it would have been in if the Tax Payment had not been required. The relevant Lender shall have an absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so. The relevant Lender shall not be obliged to disclose any information regarding its tax affairs or computations to the Borrower. Nothing in this clause 9.12 shall interfere with the right of the relevant Lender to arrange its tax affairs in whatever manner it thinks fit.

9.13  ADDITIONAL DEFINITIONS:

      "QUALIFYING LENDER" means a Lender which is (on the date a payment falls due);

      (a) within the charge to United Kingdom corporation tax in respect of that payment and that is a Lender in respect of a utilisation of the facility made by a person that was a bank (as defined for the purpose of section 349 of the Income and Corporation Taxes Act 1988 in section 840A of that Act) at the time the utilisation was made; or

      (b) resident in a territory outside the United Kingdom for the purposes of an applicable double tax treaty between that territory and the United Kingdom, outside the scope of United Kingdom corporation tax in respect of that payment and, pursuant to the terms of that treaty, entitled to exemption from United Kingdom income tax in respect of interest derived from the facility (a "TREATY LENDER"); or

      (c) a building society (as defined in section 832 of the Income and Corporation Taxes Act 1988) which is entitled to receive interest payable to it under this Agreement without deduction of tax pursuant to section 477A(7) of that Act; or

      (d) for any payment made in or after 1 April 2001, a person beneficially entitled to the income in respect of which that payment (not being a payment in respect of which a direction has been given and not revoked under section 349(c) of the Income and Corporation Taxes Act
            1988) is made and which is a company resident in the United Kingdom and within the charge to United Kingdom corporation tax in respect of that payment.

      "TAX CHANGE" means the introduction of, change in, or change in the interpretation, administration or application of any law or regulation or any published practice or concession of the Inland Revenue on or after the date of this Agreement but shall not include the enactment into law of the Finance Act 1996.

10.   INCREASED COSTS

10.1  INCREASED COSTS:

      Subject to clause 10.2, if by reason of:

      (a) the adoption of, or any change, or change in the interpretation or administration of, any applicable law or regulation after the date hereof; and/or

      (b) compliance with any request from or requirement made after the date hereof of any central bank (other than, save in the case of paragraph 10.1(b)(v) below, the requirements of the Bank of England reflected in the Additional Costs Rate) or other fiscal, monetary or other financial authority (whether or not having the force of law but, if not having the force of law, being a request or requirement which is customarily complied with by banks):

            (i) a Lender incurs a cost (other than tax, or an increase in tax, on its overall net income) as a result of its having entered into and/or performing its obligations under this Agreement and/or as a result of the Outstandings hereunder;

            (ii) by reason of capital adequacy requirements the rate of return on the overall capital of a Lender is reduced as a result of it entering into and/or performing its obligations under this Agreement;

            (iii) there is any increase in the cost to a Lender (other than tax, or an increase in tax, on its overall net income) of making, funding or maintaining the Advance made or to be made by it hereunder;

            (iv) a Lender becomes liable to make any payment (not being a payment of tax on its overall net income) on or calculated by reference to the amount of the Advance made or to be made by it hereunder; or

            (v) the Additional Costs Rate, as calculated hereunder, does not represent the cost (ignoring tax on its overall net income) to a Lender of complying with the requirements of the Bank of England in relation to its funding or maintaining of its participation in the Advance, then, the Borrower shall within 21 days of demand by the relevant Lender pay to the relevant Lender an amount sufficient to indemnify it against, as the case may be, (i) such cost, (ii) such proportion of such reduction in the rate of return as is attributable to its obligations hereunder,
      (iii) such portion of such increased cost as is attributable to its making, funding or maintaining advances hereunder, or (iv) such liability, or (v) such portion of such costs as are not represented by the Additional Costs Rate.

10.2  EXCEPTIONS TO INCREASED COSTS INDEMNITY: Clause 10.1 shall not apply to:

      (i) costs, reductions or increased costs covered by the Additional Costs Rate;

      (ii) any cost, reduction or increased cost arising as a result of default by a Lender in complying with any request or requirement of any fiscal, monetary or regulatory authority;

      (iii) any cost, reduction or increased costs resulting from any implementation in whole or in part of the paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988 (as amended in 1991) published by The Basle Committee on Banking Regulations and Supervisory Practices; or

      (iv) any cost, reduction or increased cost which results from a deduction or withholding for or on account of tax or from a payment on account of tax which deduction, withholding or payment is referred to in clause 10.1 or clause 10.3.

10.3 INCREASED COSTS CLAIMS: If a Lender intends to make a claim pursuant to clause 10.1 it shall notify the Borrower of the event by reason of which it is entitled to do so and provide the Borrower with supporting evidence where practicable.

10.4 MITIGATION: If circumstances arise which would or would upon the giving of notice result in:

      (a) an amount becoming payable under clause 9.1(iii) (Tax Gross-up) or a claim for indemnification by a Lender pursuant to clause 9.3 (Indemnity) or clause 10 (Increased Costs); or

      (b) a determination or notification pursuant to clause 4.1(ii)(b) (Market Disruption),

      then, without in any way limiting, reducing or otherwise qualifying the Borrower's obligations under any of the clauses referred to in clauses 10.4(a) or (b) the relevant Lender shall promptly notify the Borrower thereof and, in consultation with the Borrower, the Borrower and the relevant Lender shall make reasonable efforts to mitigate the effects of such circumstances including the transfer of the relevant Lender's rights and obligations hereunder to another entity (including, without limitation, an Affiliate of the relevant Lender willing to participate in the Facilities) Provided that the relevant Lender shall be under no obligation to make any such efforts if such steps would or might have an adverse effect upon its business, operations or financial condition.

11.   FINANCIAL INFORMATION

11.1 ANNUAL STATEMENTS: The Borrower shall as soon as the same become available, but in any event within 120 days after the end of each of its financial years, deliver to each Lender its financial statements for such financial year.

11.2 SEMI-ANNUAL STATEMENTS: The Borrower shall as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, deliver to each Lender its financial statements for such period.

11.3 QUARTERLY REPORTS: The Borrower shall as soon as the same become available but in any event within 28 days after the end of each calendar quarter deliver to each Lender a quarterly report in the agreed form. Each such quarterly report shall be prepared by the Borrower in conjunction with the Technical Adviser and shall, on receipt, be submitted by the Lenders to the Technical Adviser for his comments. On receipt of such continents the Lenders shall send copies of the same to the Borrower.

11.4 OTHER FINANCIAL INFORMATION: The Borrower shall from time to time on the request of a Lender furnish that Lender with such information about the Project and the Borrower's business and financial condition as that Lender may reasonably require.

11.5  REQUIREMENTS AS TO FINANCIAL STATEMENTS: The Borrower shall ensure that:

      (i) each set of financial statements delivered by it pursuant to this clause 11 is prepared on the same basis as was used in the preparation of the Base Case and in accordance with accounting principles generally accepted in England and consistently applied;

      (ii) each set of financial statements delivered by it pursuant to this clause 11 is certified by a duly authorised officer of the Borrower as giving a true and fair view (in the case of audited statements) of, or otherwise as presenting with reasonable accuracy, the financial condition of the Borrower as at the end of the period to which those financial statements relate and of the results of its operations during such period; and

      (iii) each set of financial statements delivered by it pursuant to this clause 11.1 (Annual Statements) has been audited by Arthur Anderson or another firm of auditors acceptable to the Lenders.

11.6 ACCOUNTING POLICIES: The Borrower shall ensure that each set of financial statements delivered to the Lenders pursuant to this clause 11 is prepared using accounting policies, practices, procedures and reference period consistent with those applied in the preparation of the Base Case, unless in relation to any such set of financial statements the

      Borrower notifies the Lenders that there have been one or more changes in any such accounting policies, practices, procedures or reference period and the auditors for the time being of the Borrower provide:

            (i) a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which the Base Case was prepared; and

            (ii) sufficient information, in such detail and format as may be reasonably required by the Lenders, to enable the Lenders to make an accurate comparison between the financial position indicated by those financial statements and the Base Case;

      and any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case was prepared.

12.   PROJECT BUDGETS

12.1 DELIVERY OF PROJECT BUDGETS: No later than 60 days before the end of each of its financial years the Borrower shall deliver to the Lenders copies of its budget for its next financial year.

12.2 FORM OF PROJECT BUDGET: The Borrower shall ensure that each budget delivered by it pursuant to clause 12.1 shall be in the agreed form and prepared on a basis consistent with the initial Project Budget and using
      (i) accounting policies, practices, procedures and reference period consistent with such initial Project Forecast and each set of financial statements delivered pursuant to clause 11 (Financial Information) and
      (ii) the Assumptions most recently agreed or determined pursuant to clause
      19.3 (Value of Assumptions) of the Intercreditor Agreement.

12.3 AGREEMENT OF PROJECT BUDGET: Each budget received by the Lenders pursuant to clause 12.1 shall be forwarded by the Lenders to the Technical Adviser and the Traffic Adviser. Unless the Lenders (having consulted with the Technical Adviser and the Traffic Adviser) require a change to be made to any such budget within 30 days of receipt thereof, such budget shall become the Project Budget for the Borrower's next financial year. If any budget received by the Lenders is in excess of the forecast budget for such financial year as set out in the most recent Project Forecast delivered pursuant to clause 19 of the Intercreditor Agreement for the financial year in relation to which such budget was delivered, the Lenders (having consulted with the Technical Adviser and the Traffic Adviser) may require a change to any such budget within 30 days of receipt thereof, the Lenders shall so notify the Borrower of such change which shall not reduce such budget to a level below the forecast budget for that financial year and the Borrower shall prepare a revised budget reflecting such required change which shall then become the Project Budget for the Borrower's next financial year.

13.   PROJECT FORECASTS

      The Borrower shall at all times comply with the provisions set out in clause 19 of the Intercreditor Agreement.

14.   PROJECT ACCOUNTS AND CASHFLOWS

14.1 ACCOUNTS: The Borrower shall open and maintain and operate each of the Project Accounts in accordance with the provisions of Part 5 of the Intercreditor Agreement.

14.2 CASH FLOW: The Borrower shall comply with the provisions of clause 12 of the Intercreditor Agreement and each of the other provisions of Part 5 of the Intercreditor Agreement.

15.   POSITIVE COVENANTS

      The Borrower shall:

15.1 CONSENTS ETC: obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all consents, licences, permits, approvals, authorisations, rights of way, easements and access to any part of the Project site as and when required from time to time in or by the laws and regulations of England to enable it to carry out the Project and to lawfully enter into and perform its obligations under each of the Relevant Documents and to ensure the legality, validity, enforceability or admissibility in evidence in England of each of the Relevant Documents;

15.2 ENVIRONMENTAL MATTERS: comply in all material respects with all applicable laws and regulations concerning the protection of the environment insofar as they apply to the Project and the Site, and obtain and comply in all material respects with the terms of any licence, permit, authorisation, consent or approval of any kind required under or in relation to any such laws and regulations;

15.3 NOTIFICATION OF EVENTS OF DEFAULT: promptly inform the Lenders of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from a Lender, confirm to the relevant Lender that, save as previously notified to the Lenders or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred;

15.4 CLAIMS PARI PASSU: ensure that at all times the claims of each Lender against it under each of the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;

15.5 OBLIGATIONS UNDER RELEVANT DOCUMENTS: at all times comply with all its obligations under each of the Relevant Documents and under any other agreement to which it is a party or which is binding on it or any of its assets and maintain and enforce all its rights thereunder (where failure to do so is reasonably likely to have a Material Adverse Effect);

15.6 OBLIGATIONS UNDER DBFO CONTRACT AND LEASE: without prejudice to clause 15.5, at all times comply with its obligations under the DBFO Contract and the Lease referred to in clause 8.9 thereof and maintain and enforce all its rights thereunder (where failure to do so may have a Material Adverse Effect) and, if at any time the Borrower becomes aware that it is entitled to terminate the DBFO Contract, to inform the Lenders thereof;

15.7 OPERATION ETC OF THE PROJECT: at all times operate the Project in a sound and efficient manner, in accordance with Good Industry Practice and in accordance with all applicable laws, regulations, directives (including as to safety and the environment) and the terms of the Project Documents;

15.8 ACCESS TO SITE ETC.: ensure that each Lender, the Technical Adviser and any of their representatives or consultants have, on reasonable notice and at reasonable times full access to the Site, any Adjacent Areas and other physical facilities and all books and records of the Borrower (wherever kept);

15.9 INSPECTIONS: promptly notify each Lender of any inspection to be made by or on behalf of the Secretary of State of the Project, the Site, any Adjacent Areas or any of the books and records of the Borrower; and shall if reasonably practicable afford the Lenders, the Technical Adviser or any of their representatives or consultants like access and facilities at the same time;

15.10 MEETINGS: at the request of a Lender and on reasonable notice, whether at the time of an inspection or otherwise, meet (through its senior representatives) with the relevant Lender and, at the request of that Lender, use reasonable endeavours to procure the attendance at such meeting of such personnel as that Lender (having consulted with the Technical Adviser) may specify including any sub-contractor of the Borrower;

15.11 INSURANCES: from time to time effect and maintain the Insurances in accordance with the provisions of Schedule 8 to the Senior Facilities Agreement which shall be deemed to be incorporated and repeated in this Agreement for the benefit of each Lender as if each reference therein to the "Agent", the "Finance Parties", the "Majority Banks" and the "Banks" included the Lenders and references to the "Finance Documents" extended to this Agreement and, in any event, at all times as required by any applicable law;

15.12 NOTIFICATION: promptly notify each Lender of (i) the calling of any general meeting of shareholders of the Borrower, and provide, as soon as practicable thereafter, minutes of all such meetings; (ii) upon becoming aware of the same, any material litigation, arbitration or administrative proceedings involving the Borrower (actual or threatened);

15.13 COMPLIANCE: duly comply with all applicable laws and regulations and promptly pay (when due) all taxes and all outgoings (in each case, net of all allowable deductions or other amounts and save where such taxes or outgoings are the subject of a bona fide dispute) relating to any assets or property of the Borrower from time to time due and payable (in both cases, where failure to do so may have a material effect on the Borrower's business or financial condition);

15.14 INDEMNIFICATION: indemnify each Lender from and against liabilities incurred or suffered pursuant to any present or future environmental laws or regulations and arising out of the construction or operation of the Project or any other matter connected with the Project or the Site;

15.15 DBFO CONTRACT COPY NOTICES: promptly deliver to each Lender copies of any notice or request given or received by it under the DBFO Contract pursuant to clauses 15.2 (Discovery of Defects), 22.1 (Required Reports), 22.5 (Revisions to Reports), 24.1 (Remedial Works), 24.3 (Warning Notices),
      24.4 (Increased Monitoring), 24.5.2 (Secretary of State Step-In), 25 (Statutory Powers), 27.9.2 (Terrorist Damage), 29.4 (Annual Reconciliation), 30.1.2 (Monthly Payments), 30.2.1 (Annual Reconciliation Account), 33 (Force Majeure), 33A (Change in Law), 35.3.1 (Claims), 36.2 (Events of Default), 36.3.1 (Suspension of DBFO Payments), 36.3.5.2 (Programme for Remedying Breach), 36.5 (Termination in Full), 37.2 (Termination Procedure), 38 (Non-Default Termination), 39.1.1.1 (Expulsion from Site), 44.3-4 (Statutory Deduction from Payments), 45.3.2 (Storage of
      Data), Schedule 12 Part 1 paragraph 2 (Notification of Eligible Change),
      Schedule 12 Part 2 paragraphs 1 and 2 (Department's Works Change),
      Schedule 12 Part 3 paragraphs 1 and 2 (Department's Change in Specification), Schedule 12 Part 4 paragraph 1 (Additional Works),
      Schedule 12 Part 5 paragraph 1.1 (Compensation Events), Schedule 12 Part 6 paragraph 6.1 (Change in Costs), Schedule 13 Part 1 paragraph 1.1 (Additional Works Notice), Schedule 13 Part 3 paragraph 1.1 (Subsequent Scheme Notice), Schedule 13 Part 5 paragraph 3.1 (Safety Improvement Notice) and Schedule 15 paragraphs 1 and 2 (Disputes Resolution Procedure);

15.16 NOTIFICATION OF EVENTS UNDER DBFO CONTRACT: promptly upon becoming aware of the same, notify each Lender of the happening of any Compensation Event, Delay Event or Eligible Change to the extent it is not otherwise required to do so under clause 15.15 and shall pursue its rights and remedies in relation thereto under the DBFO Contract in accordance with the terms and conditions thereof (where failure to do so may have a Material Adverse Effect or a material adverse effect on the interests of the Lenders) and shall keep the Lenders informed in relation thereto;

15.17 NOTIFICATION OF EVENTS UNDER CONSTRUCTION CONTRACT: promptly upon becoming aware of the same, notify each Lender of (i) any continuing and material breach of the Construction Contract which is unremedied; (ii) any event of Force Majeure; (iii) notify each Lender and the Technical Adviser of, and involve the Lenders and the Technical Adviser in, any consultation process relating to a dispute or difference under the Construction Contract;

15.18 INFORMATION: promptly deliver to each Lender:

      (i) each Annual Report issued by it pursuant to Schedule 14 Part 2 paragraph 3 of the DBFO Contract;

      (ii) each Works Programme or variation thereof provided by it pursuant to clause 10 of the DBFO Contract;

      (iii) any Termination Accounts (and annexures) prepared pursuant to clause
            40.1 of the DBFO Contract; and

      (iv) all reports and/or information required to be supplied by the Borrower to the Secretary of State pursuant to the DBFO Contract;

15.19 PROTESTOR ACTION: promptly notify each Lender of any protestor action as contemplated by clause 8.11 of the DBFO Contract;

15.20 PENALTY POINTS: promptly notify each Lender of (i) the receipt by it of a cumulative total of 10 (or any multiple thereof) Penalty Points in any 12 month period and (ii) once it has received a total of 40 or more Penalty Points in any six month period, each Penalty Point received by it thereafter;

15.21 REVISED FINANCIAL MODEL: promptly deliver to each Lender in the event that the Financial Model is amended or varied a computer disc containing such revised Financial Model in an agreed format;

15.22 COPIES OF SUB-CONTRACTS: ensure that any sub-contracts providing for the carrying out of operations and maintenance services required to be carried out by the Borrower under the DBFO Contract are renewed or replaced at least three months prior to the expiry thereof (and promptly deliver to each Lender certified true copies of any such renewal or replacement); any such renewed or replaced subcontracts shall themselves be renewed or replaced three months prior to their expiry (and copies of any such renewed or replacement sub-contracts delivered to each Lender) and so on;

15.23 PROJECT DOCUMENTS: without prejudice to clause 15.22 deliver to each Lender certified true copies of any further Project Documents entered into by it after the date hereof;

15.24 NOVATION OF OPERATIONS AND MAINTENANCE CONTRACTS: procure that any operations and maintenance contract entered into by it as referred to in clause 15.22 is made on terms such that it is capable of being novated in favour of the Lenders and/or any nominee of the Lenders in the event the Lenders exercise their step-in rights under the Direct Agreement;

15.25 FINANCIAL STATEMENTS: deliver to each Lender, as soon as practicable following publication thereof, the published audited financial statements (consolidated where appropriate) of each of YLHL, the Promoters and each Relevant Group Company;

15.26 DEFECTS: upon becoming aware of the same, promptly notify the Contractor of any Latent Defects or any other material defect and, if the Contractor is obliged to remedy such defect, require such defects to be remedied by the Contractor in accordance with the terms of the Construction Contract;

15.27 INTELLECTUAL PROPERTY: The Borrower hereby covenants with the Lenders on like terms, mutatis mutandis, to clauses 45.1, 45.2, 45.3.1 and 45.6.1 of the DBFO Contract; and

15.28 FURTHER POSITIVE COVENANTS: The Borrower further covenants that it shall use its best endeavours to ensure that, before the first payment falls due to be made to it by the Secretary of State under the DBFO Contract it obtains and, thereafter, until the Facilities are repaid in full, it retains its certification under the construction industry tax deduction scheme.

16.   NEGATIVE COVENANTS

      The Borrower shall not:

16.1 NEGATIVE PLEDGE: create or permit to subsist any encumbrance over all or any of its present or future revenues or assets other than:

      (i) any lien arising by operation of law in the ordinary course of business and securing amounts not more than 20 days overdue or which are being contested in good faith;

      (ii)  the Security Documents;

      (iii) subject to the priority of the Security Document any encumbrance in respect of unpaid tax or arising under an attachment or similar process or out of judgments or awards whilst the tax or other amount concerned is being contested by the Borrower in good faith on reasonable grounds;

      (iv)  any encumbrance contained in a Finance Document;

      (v) any encumbrance which consists of a retention of title on normal commercial terms imposed by a supplier of materials and equipment to the Borrower in the ordinary course of its business;

      (vi) a legal charge granted to the Secretary of State or any of the Senior Financiers over the Retention Account;

      (vii) any encumbrance in favour of EIB pursuant to clause 4(f) of the EIB Facility Agreement;

16.2 LOANS AND GUARANTEES: make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity in respect of financial indebtedness (save as contemplated hereby) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person other than:

      (i) loans in favour of employees not at any time exceeding (pound)50,000 in aggregate;

      (ii)  as contained in any Finance Document;

      (iii) Authorised Investments permitted by the Intercreditor Agreement;

      (iv) loans made on terms and conditions substantially similar to those contained in the Upstream Loan Agreement for the purpose of making any Distributions in accordance with the Intercreditor Agreement;

      (v) loans permitted pursuant to Clause 12.3(xviii) of the Intercreditor Agreement, provided that in the case of loans not on terms and conditions substantially similar to those contained in the Upstream Loan Agreement, the terms of any such loans have been previously approved by the Agent (acting on the instructions of the Majority Banks) (such approval not to be unreasonably withheld); or

      (vi) loans made from amounts standing to the credit of the Company Account on the terms and conditions of an Upstream Loan Agreement.

16.3 ALTERATION OF SHARE RIGHTS: alter any rights attaching to its issued shares in existence at the date hereof or issue any new shares other than to YLHL (Co. No. 03059235);

16.4 DISPOSALS: save as contemplated hereby and by the Intercreditor Agreement, sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or its assets other than the disposal of immaterial assets which are worn out or obsolete or assets which are to be replaced;

16.5 ABANDONMENT: abandon or withdraw from the Project or propose any abandonment or withdrawal from the Project (other than to the Lenders or the Banks);

16.6 TERMINATION OR AMENDMENT ETC OF DBFO CONTRACT OR CONSTRUCTION CONTRACT: terminate, suspend, cancel, amend or vary (i) the DBFO Contract (except that the Borrower may agree amendments or variations to the DBFO Contract (other than to clauses 3.3, 3.4, 4, 8, 9, 10, 11, 12, 13, 15, 17, 19, 24,
      25, 27.9, all of Parts IV and V, clauses 41, 43, 48, 51 or Schedules 1, 2, 3, 4, 6, 9, 11, 12, 13, 15, Part 2 of Schedule 16 or Schedule 18 thereof) to the extent that such amendment or variation is beneficial or immaterial to the interests of the Lenders and does not have a Material Adverse Effect) or (ii) (by itself or through the Employer's Agent) the Construction Contract (other than to clauses 6.2.2, 17, 31.3 or 35 thereof and to the extent that any amendment or variation of such clauses is beneficial or immaterial to the interests of the Lenders and in either case does not have a Material Adverse Effect);

16.7 AMENDMENTS OF OTHER PROJECT DOCUMENTS: amend or vary any of the terms and conditions of any Project Document (other than the DBFO Contract and the Construction Contract) in any way which may have a Material Adverse Effect or have a material adverse effect on the interests of the Lenders;

16.8 TERMINATION ETC OF OTHER PROJECT DOCUMENTS: terminate, suspend or cancel any of the Project Documents (other than the DBFO Contract and the Construction Contract) unless the Borrower has supplied to the Lenders a substitute for any Project Document (the form, terms and parties of which are satisfactory to, and approved by, the Lenders prior to its execution);

16.9  NEW PROJECT DOCUMENTS: enter into any new Project Documents except:

      (a) contracts expressly permitted under any other provision of this Agreement;

      (b)   contracts approved by the Lenders; or

      (c) contracts which are immaterial (including contracts of employment for employees);

16.10 AMENDMENT OF EIB FACILITY: amend or vary any of the terms and conditions of the EIB Facility Agreement or (save as shall be required to comply with the provisions of the Project Documents) take any action or omit to take any action which would or might result in the conditions contained in clause 11 (Release Conditions) thereof not being fulfilled on the dates therein specified;

16.11 ASSIGNMENT BY CONTRACTOR: consent to any assignment by the Contractor of the Construction Contract or any part thereof or any benefit, obligation or interest therein or thereunder;

16.12 FINANCIAL INDEBTEDNESS: incur any financial indebtedness, whether direct or indirect, actual or contingent, other than:

      (i)   under the Senior Finance Documents;

      (ii)  under the agreements evidencing the Subordinated Loans;

      (iii) any financial indebtedness as permitted by clause 16.17;

      (iv) operating leases or hire purchase agreements where the amount of rentals payable does not exceed (pound)100,000 (indexed in line with RPI) in any year; and

      (v) any loans made by either of the Promoters or YLHL which are subordinated to the priority level of and pari passu with transfers to the Distribution Account under the Intercreditor Agreement.

16.13 THE BORROWER'S BUSINESS: carry on any business other than such business as is contemplated by the DBFO Contract, or as may be related or incidental thereto, or establish any subsidiary or merge or consolidate with any other person;

16.14 AVOIDANCE OF INSURANCES: take or omit to take any action whereby any of the Insurances which it is required to carry may become avoided;

16.15 AMENDMENT OF SUBORDINATED FACILITIES/ UPSTREAM LOAN AGREEMENT: amend or vary any of the terms and conditions of any of the agreements evidencing the Subordinated Loans or the Upstream Loan Agreement unless the Lenders, acting reasonably, consider that such amendment or variation is not adverse to their interests;

16.16 PAYMENTS OF SUBORDINATED LOANS: pay any interest or fees, repay or prepay any principal or make any other payment in connection with any of the Subordinated Loans other than in accordance with the payment cascade set out in clause 12.3 of the Intercreditor Agreement or from amounts standing to the credit of the Company Account or as otherwise permitted by the Intercreditor Agreement;

16.17 FURTHER HEDGING ARRANGEMENTS: enter into any hedging arrangements (including any forward foreign exchange transactions, options or swaps) without the consent of the Lenders (save for the hedging arrangements agreed between the Borrower and the Arrangers prior to the date hereof):

16.18 ADDITIONAL WORKS: tender, or enter into any contract, for Additional
      Works;

16.19 PROPOSALS: make any proposal for any Alternative Proposal, DBFO Co's Works Change, Improvement, Safety Improvement or Subsequent Scheme or, if to do so may have a Material Adverse Effect or a material increase in cost or result in a claim for an increase in price under the Construction Contract, make any other proposal or take any other action as is contemplated by clause 3.2 or 12.2.1 of the DBFO Contract;

16.20 COSTS AND LIABILITIES

      incur any costs or liabilities in connection with the operation of the Project and the carrying out of its rights and obligations under the DBFO Contract otherwise than:

            (i) as contemplated in the Project Budget most recently delivered by the Borrower to the Lenders pursuant to clause 12 (Project Budgets) as the same may be agreed pursuant to clause 12.3 (Agreement of Project Budget); or

            (ii) as required to comply with its obligations under any Project Document provided that, if the incurring of such liability would result in the aggregate of costs and liabilities incurred and forecast to be incurred in the financial year covered by the Project Budget being in excess of the amount stated in the Project Budget, the payment of such excess can be funded from:

                  (A) funds made available pursuant to the DBFO Contract (other than funds which are or will be required on (or on the Payment Date next following) receipt thereof to be applied under the terms and conditions of the agreement(s) evidencing the relevant indebtedness in accordance with clause 12.3 of the Intercreditor Agreement); and/or

                  (B) the (pound)100,000 balance that is to stand to the credit of the Operating Account; and/or

                  (C) the proceeds of any share subscription or subordinated loans permitted hereunder which have been received or have been unconditionally committed (but, if committed, the commitment must be given by counterparties and in form and substance satisfactory to the Lenders);

16.21 EXERCISE OF RIGHTS: without prejudice to the Borrower's obligations to comply with its obligations under the Construction Contract, exercise or omit to exercise, or allow the Employer's Agent to exercise or omit to exercise, any of its rights, powers or discretions under the Construction Contract if to do so may have a Material Adverse Effect;

16.22 ACCOUNTING REFERENCE DATE: change its accounting reference date;

16.23 FINANCIAL MODEL: amend or vary the Financial Model unless otherwise permitted pursuant to this Agreement or the Intercreditor Agreement;

16.24 EMPLOYER'S AGENT ETC: without prior notification to, and consultation with, the Lenders and the Technical Adviser, (i) authorise the Contractor to publish any articles or other material relating to any dispute arising under the Construction Contract or any information regarding any such dispute, (ii) refer any dispute under the Construction Contract to the Dispute Resolution Procedure, or (iii) agree any replacement for the Independent Engineer or any variation to the Independent Engineer's terms of appointment;

16.25 CONSORTIUM RELIEF: do anything which would prevent it from complying with its obligations under clause 17 of the Shareholders Agreement;

16.26 DISTRIBUTIONS: declare, make or pay any dividends or other distributions except to the extent lawful and permitted by clause 12.3 (xviii) of the Intercreditor Agreement or to the extent of any amounts standing to the credit of the Company Account.

17.   EVENTS OF DEFAULT

17.1 FAILURE TO PAY: The Borrower fails to pay any sum due from it hereunder or under any other Finance Document at the time, in the currency and in the manner specified herein within three Business Day of the date it becomes due.

17.2 MISREPRESENTATION: Any representation or statement made by the Borrower in this Agreement prior to the Amendment Date or any of the other Finance Documents to which it is a party or by YLHL in the Share Pledge or in any notice or other document, certificate or statement delivered by any such person pursuant hereto or thereto or in connection herewith or therewith is or proves to have been incorrect or misleading in any material respect when made.

17.3 SPECIFIC COVENANTS: The Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in clause 11 (Financial Information), clause 12 (Project Budgets), clause 19 of the Intercreditor Agreement (Project Forecasts), clause 14 (Project Accounts and Cashflows), clause 15.11 (Insurance) or clause 16 (Negative Covenants) and (but only in relation to clause 16 and if such failure is capable of remedy in the opinion of the Lenders) such failure is not remedied within 15 days of such failure.

17.4 OTHER OBLIGATIONS: Without prejudice to clause 17.3, the Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in clause 15 (Positive Covenants) not mentioned in clause
      17.3 or with any other obligation expressed to be assumed by it in this Agreement or any other Finance Document to which it is party and such failure is either not capable of remedy or, if capable of remedy, is not remedied in the case of any of the obligations in clause 15 within 15 days of such failure and in the case of any other obligation within thirty days after the Lenders have given notice thereof to the Borrower.

17.5 CROSS DEFAULT: Any financial indebtedness of the Borrower is not paid when due or, if there is an originally agreed grace period, within such grace period, or any financial indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default or mandatory prepayment event (however the same may be defined or described, however caused, and whether or not involving fault) or any creditor or creditors of the Borrower become entitled to declare any financial indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default or mandatory prepayment event (however the same may be defined or described, however caused, and whether or not involving fault) provided that an Event of Default shall not occur under this clause 17.5 (unless the financial indebtedness in question includes any indebtedness under any Senior Finance Document or Finance Document) if (in aggregate) it does not exceed (pound)100,000. For the avoidance of doubt the capitalisation of any interest in respect of a Subordinated Loan or the deferment of the payment of any Subordinated Loan pursuant to the terms of the Intercreditor Agreement shall not of itself constitute an Event of Default under this clause 17.5.

17.6 DEFAULT OF PROMOTERS OR RELEVANT GROUP COMPANY: Subject to clause 17.30 below, prior to the twelfth anniversary of the date of issue of the Completion Certificate, any financial indebtedness of either Promoter or any Relevant Group Company is not paid within two business days of the due date or, if there is an originally agreed grace period which is longer, within such grace period or any financial indebtedness of either of the Promoters or any Relevant Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default or mandatory prepayment event (however the same may be defined or described, however caused, and whether or not involving fault) or any creditor or creditors of either of the Promoters or any Relevant Group Company becomes entitled to declare any financial indebtedness of the relevant Promoter or any Relevant Group Company due and payable prior to its specified maturity as a result of an event of default or mandatory prepayment event (however the same may be defined or described, however caused, and whether or not involving fault) Provided that an Event of Default shall not occur under this clause 17.6 if such financial indebtedness (in the case of Macquarie Infrastructure (U.K.) Limited) does not exceed (pound)5,000,000 or (in the case of Balfour Beatty plc and Balfour Beatty Civil Engineering Limited) does not exceed (pound)5,000,000 in respect of any one obligation and does not exceed (pound)20,000,000 in aggregate and, in either case, is incurred other than under a Relevant Document.

17.7  INSOLVENCY AND RESCHEDULING: Subject to clause 17.30, (a) the Borrower or
      (b) any Promoter or any Relevant Group Company prior to the twelfth anniversary of the date of issue of the Completion Certificate is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors.

17.8 WINDING-UP: Subject to clause 17.30, (a) the Borrower or (b) any Promoter or any Relevant Group Company prior to the twelfth anniversary of the date of issue of the Completion Certificate takes any corporate action or other steps are taken or legal proceedings are started (other than frivolous or vexatious actions) for its winding-up, dissolution, administration or reorganisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets Provided that this clause 17.8 will not apply to any step or legal proceeding (other than a petition for an administration) if (i) the action concerned is not initiated, acquiesced in, nor supported by the Borrower, any Promoter or Relevant Group Company or any Affiliate and that action is discharged within 21 days to the satisfaction of the Lenders or (ii) the action concerned is a voluntary solvent amalgamation, reconstruction, reorganisation, merger or consolidation or equivalent or analogous procedure in relation to the Promoter or any Relevant Group Company.

17.9 EXECUTION OR DISTRESS: Subject to clause 17.30, any execution or distress is levied against (unless any such execution is discharged within 14 days and is for an aggregate amount not exceeding (pound)100,000 in the case of the Borrower and (pound)1,000,000 in any other case), or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of any of the Borrower or, prior to the twelfth anniversary of the date of issue of the Completion Certificate, any of the Relevant Group Companies.

17.10 ANALOGOUS EVENTS: Subject to clause 17.30, any event occurs which under the laws of any jurisdiction has a similar or analogous effect to any of those events mentioned in clause 17.7 (Insolvency and Rescheduling), clause 17.8 (Winding-up) or clause 17.9 (Execution or Distress).

17.11 GOVERNMENTAL INTERVENTION: By or under the authority of any government,
      (a) the management of the Borrower is wholly or partially displaced or the authority of the Borrower in the conduct of its business is wholly or partially curtailed or (b) all or a majority of the issued shares of the Borrower or YLHL or the whole or any part of the Borrower's revenues or assets is seized, nationalised, expropriated or compulsorily acquired (other than a non-material part thereof not required for the Project).

17.12 OWNERSHIP: (i) YLHL transfers or otherwise disposes (legally or beneficially) of any of the shares in the Borrower held by it; or (ii) there is a breach of clause 41.3 of the DBFO Contract.

17.13 THE BORROWER'S BUSINESS: The Borrower carries on any business other than such business as is contemplated by the DBFO Contract, or as may be related or incidental thereto, or establishes any subsidiary or merges or consolidates with any other person.

17.14 REPUDIATION: The Borrower repudiates this Agreement or any of the other Finance Documents or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement or any of the other Finance Documents.

17.15 VALIDITY AND ADMISSIBILITY: At any time any act, condition or thing required at such time to be done, fulfilled or performed in order (a) to enable the Borrower lawfully to carry out the Project in all material respects and to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in each of the Finance Documents, (b) to ensure that the obligations expressed to be assumed by the Borrower in each of the Finance Documents, are, subject to the qualifications of law but not fact) set out in the legal opinion of Clifford Chance delivered to the persons who were then the Banks under the Senior Facility Agreement on or about the Execution Date, legal, valid and binding or (c) to make each of the Finance Documents admissible in evidence in England is not done, fulfilled or performed.

17.16 ILLEGALITY: At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations under each of the Finance Documents or any of the obligations of the Borrower under each of the Finance Documents are not or cease to be legal, valid and binding, subject in each case to the qualifications of law (but not fact) set out in the said legal opinion of Clifford Chance delivered to the Banks under the Senior Facility Agreement on or about the Execution Date.

17.17 ADVERSE CHANGE: Any circumstances arise which give reasonable grounds in the opinion of the Lenders for belief that there has been an adverse change since the date of this Agreement in the Project or the financial condition of the Borrower which is likely to have a Material Adverse Effect.

17.18 DEFAULT UNDER DBFO CONTRACT AND CONSTRUCTION CONTRACT: The happening of any event of default or Termination Event as referred to or as defined in the DBFO Contract or the happening of any default entitling termination by the Borrower under the Construction Contract.

17.19 PENALTY POINTS: If:

      (a) the Borrower is awarded a total of 100 or more Penalty Points (after taking into account the reduction (if any) in Penalty Points pursuant to the proviso to clause 24.2.1 of DBFO Contract) in one year; or

      (b) having already received one Warning Notice, the Borrower is awarded a total of 200 or more Penalty Points (after taking into account the reduction (if any) in Penalty Points pursuant to the proviso to clause 24.2.1 of DBFO Contract) in any subsequent three year period, and in either case:

      (i) the Borrower is unable to demonstrate within 7 days thereof to the reasonable satisfaction of the Lenders (after consultation with the Traffic Adviser) that the level of Penalty Points is a direct result only of management difficulties and it has taken measures which have corrected the management difficulties which have given rise to such a level of Penalty Points being awarded at such a rate; or

      (ii) if the Borrower does demonstrate the above, but a further 25 or more Penalty Points are awarded within the immediately following 60 day period,

Provided that any Penalty Points which are being disputed in good faith pursuant to clause 24.2.3 or 24.2.4 of the DBFO Contract shall only be taken into account to the extent they are taken into account in the DBFO Contract.

17.20 ABANDONMENT: The Borrower abandons or withdraws from the Project or evidences any intention of abandoning or withdrawing from the Project.

17.21 BREACH OF CONSTRUCTION CONTRACT: The Contractor serves any notice of termination of the Construction Contract in accordance with the terms thereof or the Contractor is in breach under the Construction Contract and such breach may have a Material Adverse Effect.

17.22 TERMINATION: Any party to any of the other Project Documents serves any notice of termination, cancellation, suspension or default thereof in accordance with the terms thereof or is in default of its obligations thereunder (if such termination, cancellation, suspension or default may have a Material Adverse Effect).

17.23 RATIOS: As evidenced by any Project Forecast delivered pursuant to the Intercreditor Agreement, the Annual Debt Service Cover Ratio or the Forecast Annual Debt Service Cover Ratio produced in accordance with Clause 19.2(v)(a) of the Intercreditor Agreement is less than 1.05:1.

17.24 ENVIRONMENTAL LIABILITY: A Lender incurs or will incur any material liability (not including, for the avoidance of doubt, a liability which would only arise upon an enforcement of security held by it) under or pursuant to any environmental law, decree, regulation, civil action or penal notice which such liability would not have been incurred by such person if such person was not party to the arrangements established under or pursuant to the Relevant Documents in the capacity or capacities in which such person is from time to time so party and within thirty days of notification thereof to the Borrower no proposal has been made by the Borrower which is acceptable to such person for the unconditional discharge or cancellation of such liability in full and/or the compensation of such person in respect thereof.

17.25 CONSENTS ETC: Any consent, licence, permit, approval or authorisation in relation to the Project or any Relevant Document is suspended, cancelled, revoked, forfeited, surrendered or terminated (whether in whole or in part) or otherwise ceases to be in full force and effect to an extent or in a manner which will have a Material Adverse Effect.

17.26 TOTAL LOSS: The whole or any material part of the Project is assessed by the relevant insurers to constitute a total loss for insurance purposes.

17.27 NO MATERIAL PROCEEDINGS: No actions or administrative proceedings of or before any court or agency has been started or threatened which could reasonably be expected to have a Material Adverse Effect, other than in relation to the Borrower's indemnity liability in respect of claims for compensation under Part 1 of the Land Compensation Act 1973.

17.28 OTHER EVENTS OF DEFAULT: The occurrence of any Event of Default (to the extent not waived) under any of the Senior Finance Documents, the agreements evidencing the terms of any of the other Commercial Subordinated Loans or the Junior Subordinated Loan Agreement.

17.29 ACCELERATION AND CANCELLATION: Upon the occurrence of an Event of Default and at any time thereafter if the Event of Default is continuing, the Lenders may (subject to clause 28.1 of the Intercreditor Agreement), by written notice to the Borrower:

            (i) declare the Advance to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower to the Lenders hereunder) or declare the Advance to be due and payable on demand of the Lenders; and/or

            (ii) require the Security Trustee to exercise any and all such rights as may be available to the Lenders under any of the Security Documents (except where Lenders are shareholders or Affiliates of shareholders of the Borrower) and/or require the Intercreditor Agent to exercise any and all such rights (including step-in rights) as may be available to it under the Direct Agreement.

17.30 ADVANCES DUE ON DEMAND: If, pursuant to clause 17.28 (Acceleration and Cancellation), the Lenders declare Advances to be due and payable on demand then, and at any time thereafter, the Lenders may (subject to clause 28.2 of the Intercreditor Agreement) by written notice to the
      Borrower:

            (i) require repayment of the Advances on such date as the Lenders may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower to each Lender hereunder) or withdraw their declaration with effect from such date as they may specify in such notice; and/or

            (ii) select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.

17.31 PROMOTER AND RELEVANT GROUP COMPANY: If any of the events referred to in clause 17.6 to 17.10 occurs in relation to a Promoter or a Relevant Group Company, it shall not thereby constitute an Event of Default unless the event in question is reasonably likely to have a Material Adverse Effect or to materially affect the interests of the Lenders (after taking into account the ability of the other Promoter or Relevant Group Companies (as the case may be) to which the events have not occurred to comply with their respective obligations under the relevant documents).

18.   DEFAULT INTEREST, INDEMNITY AND RELEASE

18.1 DEFAULT INTEREST: Each Unpaid Sum shall bear interest for the period from and including the date on which it fell due up to but excluding the date of actual payment and calculated by reference to successive Interest Periods relating thereto each of which (other than the first) shall start on the last day of the preceding such Interest Period and the duration of each of which shall be selected by the relevant Lender (having regard to the likely period of the default) Provided that the first Interest Period relating to an Unpaid Sum which is all or part of the Advance which became due and payable otherwise than on the last day of an Interest Period shall be of a duration equal to the unexpired portion of that Interest Period.

18.2 RATE OF DEFAULT INTEREST: The rate of interest applicable to an Unpaid Sum during an Interest Period relating thereto (both before and after judgment) shall be the percentage rate per annum which exceeds by one per cent. the rate which would have been applicable thereto had it been the Advance with a corresponding Interest Period Provided that the rate of interest applicable to an Unpaid Sum which is all or part of the Advance which became due and payable otherwise than on the last day of an Interest Period relating to the Advance shall, during the first Interest Period relating to that Unpaid Sum, be the percentage rate per annum which exceeds by one per cent. the rate applicable to the Advance immediately before it became so due and payable.

18.3 PAYMENT OF DEFAULT INTEREST: Interest on an Unpaid Sum accrued under clause 18.1 shall be due and payable and shall be paid by the Borrower at the end of each Interest Period relating thereto or on such other date as the relevant Lender may specify by written notice to the Borrower.

18.4 BROKEN PERIODS: If for any reason a Lender receives or recovers all or any part of the Advance or an Unpaid Sum otherwise than on the last day of the then current interest Period relating thereto, the Borrower shall pay to the relevant Lender within seven days of its demand an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period exceeds (b) the amount of interest which in the reasonable opinion of the relevant Lender would have been payable to that Lender on the last day of that Interest Period in respect of a sterling deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of that Interest Period; together with an amount equal to the sum of any losses, costs or expenses incurred by the relevant Lender by reason of it liquidating or re-deploying funds acquired or borrowed by it to fund or maintain the Advance (or part of it).

18.5 BORROWER'S INDEMNITY: The Borrower undertakes to indemnify each Lender on demand:

            (i) in respect of all proceedings, costs, claims, liabilities, damages, demands, penalties, losses, expenses and fees (including legal fees and cash) which it may sustain or incur as a consequence of, or in any way relating to any default by the Borrower in the due performance of any of the obligations expressed to be assumed by it in any of the Finance Documents;

            (ii) against any loss it may suffer or incur as a result of its funding or making arrangements to fund the Advance requested by the Borrower hereunder but not made by reason of the operation of any one or more of the provisions hereof.

18.6 UNPAID SUMS US ADVANCES: For the purpose of clause 10.1 (Increased Costs) and the Sixth Schedule (Additional Costs Rate), an Unpaid Sum shall be treated as an advance made by the relevant Lender hereunder.

19.   ACCOUNTS, ETC

19.1 LENDER'S ACCOUNT: Each Lender shall maintain on its books a control account or accounts in which shall be recorded:

      (a) the amount of each sum due or to become due from the Borrower hereunder; and

      (b)   the amount of any sum received or recovered by that Lender.

19.2 OBLIGATIONS OF THE BORROWER: In any legal action or proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to clause 19.1 (Lender's Account) shall, in the absence of manifest error, be prima facie evidence of the existence and extent of the obligations of the Borrower therein recorded.

19.3 CALCULATIONS: Commission and interest payable hereunder shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

19.4 REFERENCE BANKS' QUOTATIONS: If a quotation required of a Reference Bank under the foregoing provisions of this Agreement cannot be obtained by a Lender, the rate for which such quotation was required shall be determined on the basis of those quotations which are supplied to that Lender.

19.5 LENDER'S CERTIFICATES: A certificate of a Lender as to the amount for the time being required to indemnify it against any such cost or liability as is mentioned in clause 10.1 (Increased Costs) shall:

      (a) in the absence of manifest error, be prima facie evidence in any legal action or proceedings arising out of or in connection with this Agreement; and

      (b) give reasonable details of the amount claimed and be accompanied by documentary evidence in support thereof to the extent practicable and lawful provided that such Lender shall not be obliged pursuant hereto to disclose any confidential information relating to the organisation of its affairs.

20.   PAYMENTS

20.1 PAYMENTS TO THE LENDER: On each date on which an amount is due from the Borrower hereunder the Borrower shall make the same available to the relevant Lender by payment in sterling and in same day funds to such account as that Lender shall have specified for this purpose.

20.2 NO SET-OFF: All payments to be made by the Borrower hereunder shall be made free and clear of and without deduction for or on account of any set-off or counterclaim.

20.3 CLAWBACK: Where a sum is to be paid hereunder to a Lender for account of another person, the relevant Lender shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received the sum it paid out, then the person to whom such sum was so made available shall on request refund the same to the relevant Lender together with an amount sufficient to reimburse that Lender for any amount it may have been required to pay out by way of interest on moneys borrowed to fund the sum in question during the period beginning on the due date for payment thereof and ending on the date on which it receives the same.

20.4 INDEMNITY PAYMENTS: Any payment to be made by the Borrower which is expressed to be by way of indemnity shall be paid within 21 days of demand by the relevant Lender therefor.

21.   REDISTRIBUTION OF PAYMENTS AND SET-OFF

21.1 REPAYABLE RECOVERIES: If any sum (a "relevant sum") received or recovered by a Lender in respect of any amount owing to it by the Borrower becomes repayable and is repaid by the relevant Lender, then there shall thereupon fall due from the Borrower to that Lender an amount equal to the amount paid out by it.

21.2 SET-OFF: The Borrower authorises each Lender to apply any credit balance to which the Borrower is entitled on any account of the Borrower with the relevant Lender in satisfaction of any sum due and payable from the Borrower to the relevant Lender hereunder but unpaid; for this purpose the relevant Lender is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. No Lender shall be obliged to exercise any right given to it by this clause, but if a Lender does so, it shall promptly notify the other Lender and the Borrower thereof.

21.3 DISTRIBUTION OF RECOVERIES: Recoveries shall be dealt with in accordance with the terms of the Intercreditor Agreement.

22.   OTHER COMPENSATIONS

22.1 SUPPLEMENTAL INTEREST: On each date on which the Borrower shall make any repayment or prepayment of any principal amount of the Advance, the Supplemental Interest shall become due and payable by the Borrower to the relevant Lender calculated on the principal amount so repaid or prepaid Provided that if, on the due date for payment of the Supplemental Interest the Borrower would be entitled to defer such payment by reason of the provisions of clause 3.5(c) (Deferral of Payment), then the Borrower shall defer such payment until the earlier of:-

      (a) the first Repayment Date thereafter on which the Borrower's entitlement to defer Supplemental Interest under clause 3.5(c) (Deferral of Payment) has ceased to the extent that the Borrower then has cash available to pay such deferred Supplemental Interest in accordance with the cascade set out in clause 12.3 of the Intercreditor Agreement;

      (b) the declaration of an Event of Default by the Lenders under clause 17 (Events of Default) at any time after such declaration is permitted by the terms of the Intercreditor Agreement;

      (c)   the Final Repayment Date;

      (d)   prepayment in full of the Facilities; and

      (e)   the date of termination or expiry of the DBFO Contract;

            (and for the avoidance of doubt, deferred Supplemental Interest shall not bear interest).

23.   COSTS AND EXPENSES

23.1 PREPARATION: the Borrower shall indemnify each Lender in respect of all reasonable costs and expenses (including legal fees) incurred by it in connection with the preparation of the Finance Documents and the Project Documents and any other documents associated therewith, and the negotiation and completion of the transactions completed herein and therein.

23.2 PRESERVATION/ENFORCEMENT: The Borrower shall from time to time indemnify each Lender in respect of all costs and expenses (including legal fees) incurred in or in connection with the preservation and/or enforcement of any of their respective rights under the Finance Documents.

23.3 TAXES ETC: The Borrower shall pay all stamp, registration and other documentation taxes to which any of the Finance Documents or any judgment or order given or made in connection therewith is or at any time may be subject and shall from time to time, within 7 days of demand, indemnify each Lender against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying such tax, provided that the Borrower shall not be required to pay any amount to compensate any person for any penalty incurred by such person by reason of such person failing to make timely payment of tax to the relevant authorities in circumstances where such person has itself received (for value at least 7 business days prior to the due date for payment thereof) an amount hereunder from the Borrower sufficient to enable it to pay the same prior to such due date, provided that this clause 23.3 shall not extend to any stamp duty, registration and other documentation taxes arising from an assignment or transfer under clause 24.3 (Assignment by Lender) or clause 24.5 (Transfer by Lender).

24.   BENEFIT OF AGREEMENT

24.1 BINDING EFFECT: This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and assigns.

24.2 ASSIGNMENT BY BORROWER: The Borrower shall not, except with the prior consent of the Lenders assign or transfer all or any of its rights, benefits and obligations hereunder.

24.3 ASSIGNMENT BY LENDERS: A Lender may assign at any time at no cost to the Borrower, to any Affiliate acting through a UK Lending Office and (subject to clause 24.10) with the consent of the Borrower and the other Lender (such consent not to be unreasonably withheld or delayed and, in any event, such consent or refusal to be granted or refused within ten days of the proposed assignment) to any one or more entities all or any part (but if in part in a minimum amount of (pound)2,000,000) of the Lender's rights and benefits hereunder in respect of the Advance and in that event this Agreement and the other Finance Documents shall thereafter be read and construed and shall have effect as if the assignee were the relevant Lender to the intent that the assignee shall have the same rights against the Borrower hereunder as it would have had if it had been a party hereto.

24.4 ASSIGNEES: Unless and until an assignee has agreed with the relevant Lender that it shall be under the same obligations towards it as it would have been under if it had been a party hereto, no Finance Party shall be obliged to recognise such assignee as having the rights against it which such assignee would have had if it had been a party hereto.

24.5 TRANSFER BY LENDER: In addition to its rights under clause 24.3 and subject to clause 24.10, each Lender may at any time at no cost to the Borrower and the other Lender, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and, in any event, such consent or refusal to be granted or refused within ten days of the proposed transfer) transfer in accordance with this clause 24.5 to any one or more entities acting through a UK Lending Office all or any of its rights, benefits and obligations hereunder, in which case such transfer may be effected by the delivery to the relevant Lender of a duly completed and duly executed Transfer Certificate and payment of a fee of (pound)500 by the proposed transferee whereupon:

      (a) to the extent that in such Transfer Certificate the relevant Lender seeks to transfer its rights, benefits and/or its obligations hereunder as a Lender, the Borrower, the relevant Lender and the other Lender(s) shall each be released from further obligations to the other hereunder and their respective rights and benefits against each other hereunder shall be cancelled (such rights, benefits and obligations being referred to in this clause as "discharged rights and obligations");

      (b) the Borrower, the remaining Lender(s) and the transferee party thereto shall each assume obligations towards and/or acquire rights and benefits from each other hereunder which differ from such discharged rights and obligations only insofar as the Borrower and such transferee have assumed and/or acquired the same in place of the Borrower and the transfering Lender; and

      (c)   such transferee shall become a party hereto as a Lender.

24.6 AMOUNT OF TRANSFER: Any transfer pursuant to clause 24.5 (Transfer by Lenders) shall be either such that the aggregate amount of the Outstandings thereby transferred is not less than (pound)2,000,000 or such that such transfer comprises all of the Outstandings of the relevant Lender.

24.7 PARTIAL ASSIGNMENT OR TRANSFER: In the case of a partial assignment or transfer:

      (a) the relevant Lender shall exercise the powers of an agent lender for the purposes of this Agreement and, in relation to the Borrower, exercise all discretions and rights reserved to that Lender under this Agreement; and

      (b) all payments due to the relevant Lender under this Agreement shall be deemed to be payable to that Lender and each assignee or transferee Lender in proportion to their participations.

24.8  FURTHER ASSURANCE: The Borrower shall agree:

      (a) to make such amendments to any Finance Documents as the Lenders may require to reflect such transfer; and

      (b) to carry out such further acts in connection with such assignment or transfer as may reasonably be required by the Lenders to effect any assignment or transfer in accordance with this clause 24.

24.9 DISCLOSURE OF INFORMATION: The Lenders may disclose to a potential assignee or transferee or to any other person who may otherwise enter into contractual relations with it in relation to this Agreement a copy of this Agreement and such of the information supplied to the Lenders pursuant to or in connection with this Agreement as the Lenders shall consider appropriate having regard to the terms of the Confidentiality Agreement set out in the Sixth Schedule.

24.10 RIGHTS OF PRE-EMPTION: If a Lender proposes to transfer any of its rights and benefits under this Agreement (other than a transfer to an Affiliate under clause 24.3) it shall first give to the other Lender(s) notice (a TRANSFER NOTICE) of the proposed transfer, together with details of the amount to be transferred, the purchase price and any other material terms of the transfer. The continuing Lender(s) shall have the right to purchase the rights and benefits outlined in the Transfer Notice, on the same terms as specified therein. If there are more than one continuing Lenders then the continuing Lenders shall have the right to purchase an amount equal to the proportion that their Advances bear to the total of all Advances not held by the transferring Lender. If the continuing Lender(s) shall not have exercised their rights within 15 business days of the issue of the Transfer Notice, they shall be deemed to have elected not to purchase, provided that, if there are more than one continuing Lenders and some of the continuing Lenders have elected not to purchase then the other continuing Lenders shall have a further 5 business days to elect to purchase that proportion.

25.   PARTIAL INVALIDITY, WAIVER AND AMENDMENTS

25.1 ILLEGALITY: If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

25.2 NO WAIVER: No delay or omission by any party hereto in exercising any of its rights hereunder shall operate or be construed as a waiver thereof nor shall a single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of such party hereunder.

25.3  AMENDMENTS: Any term hereof may only be amended in writing.

26.   NOTICES

26.1 NOTICES: Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telex or letter or fax.

26.2 DELIVERY OF NOTICES: Any communication or document to be made or delivered by one person or another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the Lenders specified another address) be made or delivered to that other person at the address identified with its signature below and shall be deemed to have been made or delivered when despatched (in the case of a facsimile, evidenced by a confirmed answerback) or (in the case of any document or any communication made by letter) when left at that address or (as the case may be) fourteen days after being deposited in the post first class postage prepaid (airmail, if international) in an envelope addressed to it at that address Provided that (i) any communication or document to be made or delivered to the Lenders shall be effective only when received by the Lenders and (ii) each person shall (without prejudice to its ultimate ability to do so by letter) first endeavour to communicate with another person hereunder by fax or international courier service (but so that, so far as utilisation requests are concerned, the Lenders will only act upon receipt of the original document).

26.3 ENGLISH LANGUAGE: Each communication and document made or delivered by one party to another pursuant hereto shall be in the English language.

27.   LAW

      This Agreement shall be governed by and construed in accordance with English law.

28.   JURISDICTION

28.1 ENGLISH COURTS: The Borrower irrevocably agrees for the benefit of the Lenders that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such courts.

28.2 APPROPRIATE FORUM: The Borrower irrevocably waives any objection which it may have now or hereafter to any of the courts referred to in clause 28.1 being nominated as a forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

28.3 NON-EXCLUSIVE SUBMISSION: The submission to the jurisdiction of the courts referred to in clause 28.1 shall not (and shall not be construed so as to) limit the right of the Lenders to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

28.4 CONSENT TO ENFORCEMENT: The Borrower hereby consents generally in respect of any suit, action or proceeding which may arise out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

28.5 WAIVER OF IMMUNITY: To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                                 FIRST SCHEDULE
                                   [NOT USED)]

                                 SECOND SCHEDULE
                                   [NOT USED]

                                 THIRD SCHEDULE

                                PROJECT DOCUMENTS

1.    The DBFO Contract.

2.    The Construction Contract.

3. The Technical Services Agreement dated 26 March 1996 made between the Borrower and the Promoters.

4.    The Shareholders Agreement.

5. The Secondment Agreement dated 26 March 1996 made between the Borrower and the Promoters.

6. The Custody Agreement dated 26 March 1996 made between the Secretary of State for Transport, the Borrower, DMG and the National Computing Centre.

7. The Lease entered into prior to the date of issue of the Completion Certificate between the Borrower and the Secretary of State.

                                 FOURTH SCHEDULE

                               SECURITY DOCUMENTS

1.    The Debenture dated 26 March 1996 by the Borrower to the Security Trustee.

2. The Share Pledge (incorporating floating charge) dated 26 March 1996 made between YLHL and the Security Trustee.

3. The Security Trust Deed dated 26 March 1996 made between the Borrower, the Senior Agent, the Security Trustee and the persons named therein as Initial Beneficiaries.

                                 FIFTH SCHEDULE

                        BANK OF ENGLAND: MONETARY CONTROL

                         ADDITIONAL COSTS' RATE FORMULA

1. The additional rate relative to the Loan is, subject as hereinafter provided, the percentage rate arrived at by applying the following formula:

      Additional Cost    =  BY + L(Y-X) + S(Y - Z)% per annum
                            ---------------------
                                100 - (B+S)

      Where:

      B = The percentage of the Lender's eligible liabilities then required to be held on a non-interest-bearing deposit account with the Bank of England.

      Y = The rate at which sterling deposits in an amount comparable to the amount of the Loan are offered by the relevant Lender to leading banks in the London Interbank Market at or about 11.00 a.m. on the commencement of the relevant Interest Period for a period comparable to the Interest Period.

      L = The average percentage of eligible liabilities which the Bank of England from time to time requires the relevant Lender to maintain as secured money with members of the London Discount Market Association and/or as secured call money with those money brokers and gilt-edged market-makers recognised by the Bank of England.

      X = The rate at which secured sterling deposits in an amount comparable to the amount of the Loan may be placed by the relevant Lender with members of the London Discount Market Association and/or as secured call money with money brokers and gilt-edged market-markers at or about 11.00 a.m. on the commencement of the relevant Interest Period for a period comparable to the Interest Period.

      S = The percentage of the relevant Lender's eligible liabilities then required to be placed as a special deposit with the Bank of England.

      Z = The percentage interest rate per annum allowed by the Bank of England on special deposits.

      For the purposes of this paragraph "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" shall bear the meanings ascribed to them from time to time by the Bank of England.

2. In the application of the above formula, B, Y, L, X, S and Z will be included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY will be calculated as 0.5 x 15 and not as 0.5% x 15%.

3. The additional rate computed by the relevant Lender in accordance with this Schedule shall, if not already such a multiple, be rounded upwards to the nearest whole multiple of one-sixteenth of one per cent (1/16) per annum.

4. The calculation of the additional rate for the Loan will be made by the relevant Lender on the commencement of the relevant Interest Period relative thereto.

5. Calculations will be made on the basis of a year of 365 days (or, if market practice differs, in accordance with market practice).

6. A negative result obtained by subtracting X from Y or Z from Y shall be taken as zero.

7. In the event of a change in circumstances (including the imposition of alternative or additional official requirements) which renders the above formula inapplicable the relevant Lender shall notify the Borrower of the manner in which the additional rate shall thereafter be determined which shall reflect the additional costs following such change incurred by that Lender at such time and from time to time.

8. The percentages used in B, L and S above shall be those required to be maintained on the first day of the relevant period as determined in accordance with Y above.

9. Additional amounts calculated in accordance with this Schedule are payable on the last day of the Interest Period to which they relate.

10. The determination of the Additional Costs Rate in relation to any period shall, in the absence of manifest error, be conclusive and binding on all of the parties hereto.

11. The relevant Lender may from time to time, after consultation with the Borrower, determine and notify to all the parties hereto any amendments or variations which are required to be made to the formula set out above in order to comply with any requirements from time to time imposed by the Bank of England in relation to the Advance denominated in sterling (including any requirements relating to sterling primary liquidity) and, any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

                                 SIXTH SCHEDULE

                        FORM OF CONFIDENTIALITY AGREEMENT

To:   Yorkshire Link Limited ("YLL")

                                                                          [Date]

Dear Sirs

M1/AI LINK ROAD

We refer to the Facility Agreement dated [ ], made between us. Capitalised terms used and not otherwise defined herein shall have the meanings given to them in that Facility Agreement.

1. We, [ ], in our capacity as Lender hereby agree that (save as provided in paragraph 2 below) we shall keep confidential and not disclose to any third person or make use of for purposes unconnected with the Finance Documents the following:

      (a)   any of the terms of the DBFO Contract;

      (b) any confidential or proprietary information (including documents, computer records, specifications, formulae, evaluations, methods, processes, technical descriptions, reports and other data, records, drawings and information whether or not included in the Design Data or the Traffic Data (each as defined in the DBFO Contract)) provided to or arising or acquired by YLL pursuant to the terms or performance of the DBFO Contract (including without limitation any such documents or information supplied in the course of proceedings under the Disputes Resolution Procedure (as defined in the DBFO Contract)); and

      (c) all of the information, reports or documents supplied in or in connection with the invitation to tender for the DBFO Contract, any Project Document, any Finance Document or in the course of discussions thereto or any calculations made or conclusions or determinations reached in accordance with the Finance Documents (including the Financial Model and any results obtained from it);

      together, the "Confidential Information".

2. We shall be entitled to disclose any Confidential Information (subject to any restrictions to the contrary imposed by a person other than YLL in relation to information which is confidential to them):

      (a)   with the prior written consent of YLL;

      (b)   to any other Lender (as defined in the Intercreditor Agreement);

      (c) when required to do so by any law, regulation or official requirement;

      (d) to our professional advisers and consultants who need to know such and upon obtaining from them in favour of ourselves a similar confidentiality undertaking and providing a copy of such to the Borrower;

      (e) to the extent that the same has become generally available to the public otherwise than as a result of a breach of this undertaking or an obligation of confidentiality to another person; and

      (f) to any person proposing to become a Lender in accordance with the terms of the Facility Agreement upon obtaining from them in favour of YLL a similar confidentiality undertaking and providing a copy of such to YLL.

3. If we are or any person to whom we disclose Confidential Information in accordance with this undertaking is legally compelled by a court of competent jurisdiction or by a supervisory or regulatory body to disclose any of the Confidential Information, we will use all reasonable efforts to the extent permitted by any relevant order to provide YLL with prompt notice thereof so that the Borrower may seek a protective order or other appropriate remedy. If the protective order or other remedy is not obtained, then we agree that, if requested by the Borrower, we will disclose only that portion of Confidential Information as we reasonably believe ourselves to be legally compelled so to disclose.

4. Our obligations under this undertaking shall continue until the date falling on the fifth anniversary of the Termination Date (as defined in the DBFO Contract).

5. This undertaking is to be governed by and construed in accordance with the laws of England.

Yours faithfully,

-----------------------
For and on behalf of
[NAME OF FINANCE PARTY]

                                SEVENTH SCHEDULE

                              TRANSFER CERTIFICATE

To:

From: [  ]

                              TRANSFER CERTIFICATE

relating to the facilities agreement dated [ ] 1996 between Yorkshire Link Limited (as Borrower) and Macquarie Infrastructure (UK) Limited and Balfour Beatty Plc as Lenders (as amended, supplemented and/or restated from time to time, the "Facilities Agreement"). Terms defined in the Facilities Agreement shall bear the same meaning herein.

1. The [Transferor] as Transferor (the "Transferor") confirms the accuracy of the summary of its participation in the Facilities Agreement set out in the Schedule below and requests [Transferee Lender] (the "Transferee") to accept and procure the transfer to the Transferee of that part of such participation specified in the Schedule by countersigning and delivering this Transfer Certificate to the Transferee at its address for the service of notices specified in the Facilities Agreement.

2. The Transferee hereby requests the Transferor to accept this Transfer Certificate as being delivered to it pursuant to and for the purposes of clause 24.5 of the Facilities Agreement so as to take effect in accordance with the terms thereof on [date of transfer], subject only to the Transferor's having previously received (where necessary) the written consent of the Borrower [and [tested] telex confirmation from [the
      Transferor's correspondent] that the sum of      has been credited to the
      Transferor's account no.     with [the Transferor's correspondent] for
      value [date of transfer].

3. The Transferee confirms that it has received a copy of the Facilities Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Transferor to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information and further agrees that it has not relied and will not rely on the Transferor to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any other party to any other Total Funding Document.

4. The Transferee hereby undertakes with the Transferor and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facilities Agreement and each of the other Finance Documents will be assumed by it after delivery of this Transfer Certificate to the Transferor and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

5. The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Finance Documents or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or either Promoter or any Relevant Group Company or any other party to any Finance Document or for the performance and observance by the Borrower, either Promoter or any Relevant Group Company or any such other party of any of its obligations under any Finance Document or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6. The Transferor hereby gives notice that nothing herein or in any Finance Document or any document relating thereto shall oblige the Transferor to:

      (a) accept a re-transfer of the whole or any part of its rights, benefits and/or obligations under the Facilities Agreement hereby transferred; or

      (b) support any losses directly or indirectly sustained or incurred by the Transferee by reason of the non-performance by the Borrower or any other party to any Finance Document or any other document relating thereto of its obligations under any such document or otherwise.

      The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

7. This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

                                  THE SCHEDULE

Available Commitment                                         Portion Transferred

NOTES

1. Transfers may be made of the whole of the Transferor's Available Commitment and Outstandings or of a part thereof in accordance with the terms of the Facilities Agreement. Any transfer of part of the Transferor's Available Commitment and Outstandings as aforesaid must be of an equal portion of the Transferor's Available Commitment and Outstandings.

2.    [A fee of(pound)[    ] is payable to the Transferee in respect of any
      transfer.]

[Transferor]                                  [Transferee]

By:                                           By:

Date:                                         Date:

                      ADMINISTRATIVE DETAILS OF TRANSFEREE

Lending Office:

Telephone No:

Telex No:

Account for payments:

SIGNED by                                  )
for and on behalf of                       )           *
MACQUARIE INFRASTRUCTURE                   )
(UK) LIMITED                               )

Level 30
CityPoint
1 Ropemaker Street
London EC2Y 9HD
Fax: 020 7065 2041
Attention: The Company Secretary

SIGNED by                                  )
for and on behalf of                       )           *
BALFOUR BEATTY PLC                         )

Balfour Beatty Capital Projects
130 Wilton Road
London SWIV 1LQ
Fax: 020 7216 6990
Attention: Stuart Leadill

SIGNED by                                  )
for and on behalf of                       )           *
YORKSHIRE LINK LIMITED                     )

Level 30
CityPoint
1 Ropemaker Street
London EC2Y 9HD
Fax: 020 7065 2041
Attention: The Company Secretary


* This agreement was and was deemed to be amended and restated by an Amendment and Restatement Agreement dated as of September 4, 2001 between Yorkshire Link Limited, Yorkshire Link (Holdings) Limited, ABN AMRO Bank N.V., European Investment Bank, European Investment Fund, Certain Financial Institutions, as hedging counterparties, 3i Group plc, Macquarie Infrastructure (UK) Limited and Balfour Beatty plc, which was executed by the authorized representatives of the parties there to as follows:

YORKSHIRE LINK LIMITED

By: /s/ Sean MacDonald
   ------------------------------

YORKSHIRE LINK (HOLDINGS) LIMITED

By: /s/ Sean MacDonald
   ------------------------------

ABN AMRO BANK N.V. in each of its capacities as refinancing bank, Intercreditor Agent, Senior Facility Agent, Senior Issuing Bank, Hedging Counterparty and Security Trustee

By: /s/ Andrea Echberg
   ------------------------------

3i GROUP PLC

By: /s/ Andrew Bell
   ------------------------------

THE DAI-ICHI KANGYO BANK, LIMITED

By: /s/ Chris O'Gorman
   ------------------------------

THE ROYAL BANK OF SCOTLAND plc acting as agent for:

NATIONAL WESTMINSTER BANK PLC

By: /s/ Vivek Sapra
   ------------------------------

MACQUARIE INFRASTRUCTURE (UK) LIMITED

By: /s/ Sean MacDonald
   ------------------------------

BALFOUR BEATTY PLC

By: /s/ Anthony Rabin
   ------------------------------

EUROPEAN INVESTMENT BANK

By: /s/ E. Uhlmann                          /s/ T.C. Barrett
   ------------------------------           ---------------------------------

EUROPEAN INVESTMENT BANK for and on behalf of

EUROPEAN INVESTMENT FUND

By: /s/ P-L Gilibert                        /s/ K.J. Andreopoulos
   ------------------------------           ---------------------------------